Exhibit 10.17

Loan No. 101340

LOAN AGREEMENT

by and among

HH LC PORTFOLIO LLC,

HH TEXAS HOTEL ASSOCIATES, L.P.,

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent for the Lenders

and

PNC BANK, NATIONAL ASSOCIATION,

as Documentation Agent

Executed as of December 22, 2004

Table of Contents
ARTICLE 1. DEFINITIONS	2

1.1 DEFINED TERMS	2
1.2 EXHIBITS AND SCHEDULES INCORPORATED	17

ARTICLE 2. LOAN	17

2.1 LOAN	17
2.2 LOAN FEES	19
2.3 LOAN DOCUMENTS	19
2.4 EFFECTIVE DATE	19
2.5 MATURITY DATE	19
2.6 INTEREST ON THE LOAN	19
2.7 PAYMENTS	23
2.8 AMORTIZATION PAYMENTS	23
2.9 MINIMUM DSC HURDLE	23
2.10 INCREASE OF LOAN AMOUNT	24
2.11 FULL REPAYMENT AND RECONVEYANCE	25
2.12 LENDERS’ ACCOUNTING	25
2.13 OPTION TO EXTEND	25
2.14 PARTIAL RELEASE	27
2.15 MAXIMUM INTEREST RATE	28

ARTICLE 3. DISBURSEMENT OF LOAN	29

3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE	29
3.2 CONDITIONS PRECEDENT TO ALL DISBURSEMENTS	30
3.3 CONDITIONS PRECEDENT TO DISBURSEMENT OF ANY LOAN INCREASE	30
3.4 FUNDS TRANSFER DISBURSEMENTS	32

ARTICLE 4. INSURANCE	33

4.1 TITLE INSURANCE	33
4.2 PROPERTY INSURANCE	33
4.3 FLOOD HAZARD INSURANCE	33
4.4 LIABILITY INSURANCE	33
4.5 GENERAL	33

ARTICLE 5. REPRESENTATIONS AND WARRANTIES	34

5.1 AUTHORITY/ENFORCEABILITY	34
5.2 BINDING OBLIGATIONS	34
5.3 FORMATION AND ORGANIZATIONAL DOCUMENTS	34

i

5.4 NO LEGAL BAR; NO CONSENT	34
5.5 PERMITS	35
5.6 LITIGATION	35
5.7 FINANCIAL CONDITION	35
5.8 NO MATERIAL ADVERSE CHANGE	35
5.9 ACCURACY	35
5.10 NO DEFAULTS	35
5.11 MAJOR AGREEMENTS	35
5.12 TITLE TO PROPERTIES	36
5.13 TAX LIABILITY	36
5.14 REIT STATUS	36
5.15 PROPERTY LEASES	36
5.16 AMERICANS WITH DISABILITIES ACT COMPLIANCE	36
5.17 BUSINESS LOAN	36
5.18 TAX SHELTER REGULATIONS	36

ARTICLE 6. HAZARDOUS MATERIALS	37

6.1 SPECIAL REPRESENTATIONS AND WARRANTIES	37
6.2 HAZARDOUS MATERIALS COVENANTS	38
6.3 INSPECTION BY ADMINISTRATIVE AGENT	38
6.4 HAZARDOUS MATERIALS INDEMNITY	38
6.5 LEGAL EFFECT OF SECTION	39

ARTICLE 7. COVENANTS OF BORROWER	39

7.1 EXPENSES	39
7.2 ERISA COMPLIANCE	40
7.3 LIENS	40
7.4 REPLACEMENT RESERVE ACCOUNTS.	41
7.5 OPERATING ACCOUNTS	42
7.6 MANAGEMENT AGREEMENTS AND LICENSE AGREEMENTS.	42
7.7 NO OTHER AGREEMENTS	43
7.8 USE OF THE PROPERTIES; LEASES	44
7.9 CASUALTY; CONDEMNATION	44
7.10 REQUIRED NOTICES	45
7.11 PERFORMANCE BY THIRD PARTIES	46
7.12 BANK ACCOUNTS	46
7.13 OPERATING LEASES	46
7.14 FURTHER ASSURANCES	46
7.15 ASSIGNMENT	46
7.16 REQUIREMENTS OF LAW	46
7.17 SPECIAL COVENANTS; SINGLE PURPOSE ENTITY	47
7.18 LIMITATIONS ON DISTRIBUTIONS, ETC	47
7.19 COVENANTS WITH RESPECT TO GUARANTOR AND REIT	47
7.20 RENOVATIONS	48

7.21 PROPERTY LEASES	49
7.22 SAVANNAH PROPERTY	49

ARTICLE 8. REPORTING COVENANTS	49

8.1 FINANCIAL INFORMATION	49
8.2 BUDGETS	50
8.3 BOOKS AND RECORDS	51
8.4 KNOWLEDGE OF DEFAULT; ETC	51
8.5 LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION	51
8.6 ENVIRONMENTAL NOTICES	51
8.7 CERTIFICATE OF BORROWER	51

ARTICLE 9. DEFAULTS AND REMEDIES	52

9.1 DEFAULT	52
9.2 ACCELERATION UPON DEFAULT; REMEDIES	54
9.3 DISBURSEMENTS TO THIRD PARTIES	54
9.4 REPAYMENT OF FUNDS ADVANCED	54
9.5 RIGHTS CUMULATIVE, NO WAIVER	54

ARTICLE 10. ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS	55

10.1 APPOINTMENT AND AUTHORIZATION	55
10.2 WELLS FARGO AS LENDER	56
10.3 LOAN DISBURSEMENTS	56
10.4 DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS	57
10.5 PRO RATA TREATMENT	59
10.6 SHARING OF PAYMENTS, ETC	59
10.7 COLLATERAL MATTERS; PROTECTIVE ADVANCES.	59
10.8 POST-FORECLOSURE PLANS	61
10.9 APPROVALS OF LENDERS	62
10.10 NOTICE OF DEFAULTS	62
10.11 ADMINISTRATIVE AGENT’S RELIANCE, ETC	62
10.12 INDEMNIFICATION OF ADMINISTRATIVE AGENT	63
10.13 LENDER CREDIT DECISION, ETC	64
10.14 SUCCESSOR ADMINISTRATIVE AGENT	65
10.15 TITLED AGENTS	65
10.16 NO SET-OFFS	66

ARTICLE 11. MISCELLANEOUS PROVISIONS	66

11.1 INDEMNITY	66
11.2 FORM OF DOCUMENTS	66
11.3 NO THIRD PARTIES BENEFITED	67

11.4 NOTICES	67
11.5 ATTORNEY-IN-FACT	67
11.6 ACTIONS	67
11.7 INTENTIONALLY OMITTED	67
11.8 RELATIONSHIP OF PARTIES	67
11.9 DELAY OUTSIDE LENDER’S CONTROL	67
11.10 ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT	68
11.11 IMMEDIATELY AVAILABLE FUNDS	68
11.12 AMENDMENTS AND WAIVERS.	68
11.13 SUCCESSORS AND ASSIGNS	70
11.14 CERTAIN ALLOWED DISCLOSURES	72
11.15 CAPITAL ADEQUACY	72
11.16 LENDER’S AGENTS	73
11.17 EVIDENCE OF TAX PAYMENTS	73
11.18 WAIVER OF RIGHT TO TRIAL BY JURY	73
11.19 SEVERABILITY	74
11.20 TIME	74
11.21 HEADINGS	74
11.22 GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS	74
11.23 USA PATRIOT ACT NOTICE	75
11.24 INTEGRATION; INTERPRETATION	75
11.25 JOINT AND SEVERAL LIABILITY	76
11.26 COUNTERPARTS	77

SCHEDULES AND EXHIBITS

SCHEDULE 1.1	- COMMITMENTS AND PRO RATA SHARES
SCHEDULE 5.6	- LITIGATION
SCHEDULE 5.11	- LEASES
SCHEDULE 6.1	- ENVIRONMENTAL REPORTS
SCHEDULE 7.12	- PLEDGED ACCOUNTS
EXHIBIT A-1	- LEGAL DESCRIPTION OF THE SUGAR LAND PROPERTY (INCLUDING SUGAR LAND LEASE)
EXHIBIT A-2	- LEGAL DESCRIPTION OF THE SAN ANTONIO PROPERTY (INCLUDING SAN ANTONIO LEASE)
EXHIBIT A-3	- LEGAL DESCRIPTION OF THE VA BEACH PROPERTY
EXHIBIT A-4	- LEGAL DESCRIPTION OF THE MT. LAUREL PROPERTY
EXHIBIT A-5	- LEGAL DESCRIPTION OF THE OMAHA PROPERTY
EXHIBIT A-6	- LEGAL DESCRIPTION OF THE TAMPA PROPERTY
EXHIBIT A-7	- LEGAL DESCRIPTION OF THE SAVANNAH PROPERTY
EXHIBIT B	- DOCUMENTS
EXHIBIT C	- FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT D	- FIXED RATE NOTICE
EXHIBIT E	- FORM OF LOAN INCREASE SUPPLEMENT

EXHIBIT F	- FORM OF NOTE
EXHIBIT G	- SAN ANTONIO RENOVATIONS AND BUDGET
EXHIBIT H	- MT. LAUREL RENOVATIONS AND BUDGET
EXHIBIT I	- OMAHA RENOVATIONS AND BUDGET
EXHIBIT J	- FORM OF BORROWER CERTIFICATE
EXHIBIT K	- ITEMS NOT RECEIVED IN RESPECT OF SAN ANTONIO PROPERTY

v

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is executed as of December 22, 2004, by and among HH TEXAS HOTEL ASSOCIATES, L.P., a limited partnership formed under the laws of the State of Delaware (“Texas Borrower”) and HH LC PORTFOLIO LLC, a limited liability company formed under the laws of the State of Delaware (“Other Borrower”) (Texas Borrower and Other Borrower being herein referred to, individually and collectively, as “Borrower”), each of the financial institutions initially a signatory hereto (or that becomes a party hereto pursuant to a Loan Increase Supplement as herein defined) together with their respective assignees under Section 11.13 (“Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as contractual representative of the Lenders to the extent and in the manner provided in Article 10 (in such capacity, “Administrative Agent”).

RECITALS:

A. Texas Borrower is (i) the owner of the property in Sugar Land, Texas legally described on Exhibit A-1 hereto and of the Sugar Land Marriott Hotel located thereon and is the holder of the leasehold estate (with respect to the conference center and garage) under the lease (the “Sugar Land Lease”) also described in Exhibit A-1 hereto (such property, leasehold estate and the hotel and other improvements located thereon being hereinafter collectively referred to as the “Sugar Land Property”) and (ii) the owner of the property located in San Antonio, Texas legally described in Exhibit A-2 hereto and the holder of the leasehold estate under the lease (the “San Antonio Lease”) also described in Exhibit A-2 hereto and of the San Antonio Marriott Plaza Hotel located thereon (such property, leasehold estate and the hotel and other improvements located thereon being hereinafter collectively referred to as the “San Antonio Property”).

B. Other Borrower is the owner of (i) the property located in Virginia Beach, Virginia legally described in Exhibit A-3 hereto and the Virginia Beach Hilton Garden Inn located thereon (such property, hotel and other improvements located thereon being hereinafter collectively referred to as the “VA Beach Property”); (ii) the property located in Mt. Laurel, New Jersey legally described in Exhibit A-4 hereto and the Radisson Hotel Mt. Laurel located thereon (such property, hotel and the other improvements located on such property being hereinafter collectively referred to as the “Mt. Laurel Property”); (iii) the property located in Omaha, Nebraska legally described in Exhibit A-5 hereto and the Marriott Omaha Hotel thereon (such property, hotel and the other improvements located on such property being hereinafter collectively referred to as the “Omaha Property”); (iv) the property located in Tampa, Florida legally described in Exhibit A-6 hereto and the Residence Inn Tampa located thereon (such property, hotel and the other improvements located on such property being hereinafter collectively referred to as the “Tampa Property”); and (v) the property located in Savannah, Georgia legally described in Exhibit A-7 hereto and the Courtyard by Marriott-Savannah Hotel located thereon (such property, hotel and the other improvements located on such property being hereinafter collectively referred to as the “Savannah Property”).

C. Borrower is a wholly-owned subsidiary of Highland Hospitality, L.P., a Delaware limited partnership, is the lessor (either as the original lessor or as assignee of the rights and obligations of the original lessor thereunder) under operating leases leasing each of the properties described in Paragraph A and Paragraph B above to HHC TRS LC Portfolio LLC, a Delaware limited liability company (“Operating Lessee”), which is also a wholly-owned subsidiary of Highland Hospitality, L.P.

D. Borrower desires to borrow from Lenders, and Lenders agree to loan to Borrower, the amounts described below on the terms described below.

NOW, THEREFORE, Borrower, Administrative Agent and Lenders hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1 DEFINED TERMS.

The following capitalized terms used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“ADA” – means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.

“Additional Commitment” – means a new Commitment (in the case of an Additional Lender that is not an existing Lender) or an increase of the Commitment of a Lender (in the case of an Additional Lender that is an existing Lender), in either case made pursuant to a Loan Increase Supplement to effect a Loan Increase in accordance with this Agreement.

“Additional Lender” – means an Eligible Assignee approved by Borrower and Administrative Agent that agrees to issue an Additional Commitment.

“Additional Property” – means each Proposed Property that is added to the Collateral pursuant to a Loan Increase Supplement in accordance with the provisions of this Agreement.

“Adjusted NOI” – means, for any period of time for any Property, the amount by which (a) the Gross Operating Revenues of such Property for such period of time exceed (b) the Gross Operating Expenses of such Property for such period of time.

“Administrative Agent” – means Wells Fargo Bank, National Association, or any successor Administrative Agent appointed pursuant to Section 10.14.

“Affiliate” – means, with respect to any Person, (a) in the case of any such Person which is a partnership or limited liability company, any general partner or managing member in such partnership or limited liability company, respectively, (b) any other Person which is directly or indirectly Controlled by, Controls or is under common Control with such Person or one or more of the Persons referred to in the preceding clause (a), (c) any other Person who is an officer, director, trustee or management-level employee of, or general partner or managing member in, such Person or any Person referred to in the preceding clauses (a) and (b), (d) any other Person who is a member of the immediate family of such Person or of any Person referred to in the preceding clauses (a) through (c), and (e) any other Person that is a trust solely for the benefit of one or more Persons referred to in clause (d) and of which such Person is sole trustee; provided, however, in no event shall Administrative Agent or any Lender or any of their respective Affiliates be an Affiliate of Borrower.

“Aggregate Adjusted NOI” – means, for any period of time, the amount by which (a) the sum of the Gross Operating Revenues of all of the Properties for such period of time exceeds (b) the sum of the Gross Operating Expenses of all of the Properties for such period of time.

“Aggregate DSC” – means, as of any DSC Test Date, (a) the Aggregate Adjusted NOI for the period of twelve (12) consecutive calendar months ending on such DSC Test Date (excluding from the determination of the Aggregate Adjusted NOI any Property that has been released from its Deed of Trust on or before such DSC Test Date) divided by (b) Senior Debt Service determined as of such DSC Test Date.

“Agreement” – means this Agreement, as it may hereafter be modified, amended or restated.

“Allocated Loan Amount” – means with respect to each of the Properties, the following amounts, respectively:

Property	Amount
Sugar Land Property	$18,700,000

VA Beach Property	$12,010,000

San Antonio Property	$18,150,000

Mt. Laurel Property	$7,920,000

Omaha Property	$18,000,000

Tampa Property	$8,775,000

Savannah Property	$16,445,000

In the case of any Additional Property, its Allocated Loan Amount shall be the amount of the Loan Increase applicable thereto if such Additional Property is the only Additional Property to which such Loan Increase applies. If such Loan Increase applies to more than one Additional Property, the aggregate amount of all such Allocated Loan Amounts for all such Additional Properties shall be the amount of such Loan Increase and the Allocated Loan Amount for an individual Additional Property shall be determined by Administrative Agent, based on the approximate proportion of the respective appraised values of each Additional Property to which such Loan Increase applies and shall be identified in the Loan Increase Supplement.

“Alternate Rate” – is a rate of interest per annum five percent (5%) in excess of the applicable Effective Rate in effect from time to time.

“Applicable LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) two and one-half percent (2.5%) plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = 2.5%	+	LIBO Rate
(1 - Reserve Percentage)

“Appraisal” – means a written appraisal prepared by an independent MAI appraiser acceptable to Administrative Agent and subject to Administrative Agent’s customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

“Approved FF&E Budget” – means, with respect to each Property and subject to the terms and provisions contained in the applicable Management Agreement, the budget for the FF&E expenditures to be made at such Property. The budget for such FF&E expenditures shall be in the form provided for in the Management Agreement for such Property, and Administrative Agent shall have approval rights over said budget (and changes to the budget) to the extent Borrower or the applicable Operating Lessee has said rights under such Management Agreement.

“Assignee” – shall have the meaning given to such term in Section 11.13(c).

“Assignment and Assumption Agreement” – means an Assignment and Assumption Agreement among a Lender, an Assignee and Administrative Agent, substantially in the form of Exhibit C.

“Availability Hurdle” – means, at any date of determination, that the Aggregate DSC as of the then most recent DSC Test Date equals or exceeds 1.35.

“Bankruptcy Code” – means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Base Management Fees” – means, with respect to a Property, fees payable under the Management Agreement for such Property in the amount of a stated percentage of the Gross Operating Revenues (or such comparable term as may be used in such Management Agreement) of such Property.

“Borrower” – shall have the meaning given in the preamble hereto.

“Borrower GP” – means HHC Texas GP LLC, a Delaware limited liability company, the general partner of Texas Borrower.

“Borrower Operating Account” – means (i) with respect to a Property, the account or accounts so identified in Schedule 7.12 hereto, or (in the case of any Additional Property) in the applicable Loan Increase Supplement, with respect to such Property, and (ii) any account or accounts substituted for any one or more of the foregoing accounts from time to time or any additional account or accounts which Borrower may designate from time to time as a “Borrower Operating Account,” subject to Administrative Agent’s approval of each such substitute or additional account in Administrative Agent’s reasonable discretion.

“Business Day” – means a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of Administrative Agent’s business functions. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Change in Control” – means the occurrence of any one or more of the following events:

(a) at any time Borrower or Operating Lessee shall cease to be wholly owned (directly or indirectly) by Guarantor or the REIT; or

(b) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing 10% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the REIT; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the REIT by Persons who were neither (A) nominated by the board of directors of the REIT nor (B) appointed by directors so nominated; or (iii) the acquisition of direct or indirect Control of the REIT by any Person or group, or

(c) (i) at any time the REIT shall cease to own 51% or more of the aggregate Equity Interests of Guarantor; or (ii) the acquisition of direct or indirect Control of Guarantor by any Person or group (other than the REIT); or

(d) at any time Borrower GP shall cease to be wholly owned (directly or indirectly) by Guarantor or the REIT.

“Code” – means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time. References to sections of the Code should be construed also to refer to any successor sections.

“Collateral” – means the Properties and any personal property or other collateral with respect to which a Lien or security interest is granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.

“Commitment” – means, as to each Lender, such Lender’s obligation to make disbursements pursuant to Section 3.4 and Section 10.3, in an amount up to, but not exceeding the amount set forth for such Lender (i) on Schedule 1.1 attached hereto as such Lender’s “Commitment Amount” or in the applicable Assignment and Assumption Agreement and/or (ii) (in the case of an Additional Lender) in a Loan Increase Supplement executed by it, as the same may be reduced from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 11.13.

“Control” – means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have the meanings correlative thereto.

“Debtor Relief Laws” – shall have the meaning given to such term in Section 9.1(f).

“Deed of Trust” – means, with respect to a Property, the deed of trust, mortgage, or deed to secure debt with respect to such Property described in Exhibit B hereto or (in the case of an Additional Property) in the applicable Loan Increase Supplement, as the same may be modified, amended or restated.

“Default” – shall have the meaning given to such term in Section 9.1.

“Defaulting Lender” – means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Administrative Agent.

“DSC Shortfall” – means at any time an amount, determined as of the then most recent DSC Test Date as of which Borrower has failed to satisfy the Minimum DSC Hurdle, equal to the principal amount of the Loan that would be required to have been repaid as of such DSC Test Date to cause the Minimum DSC Hurdle to be satisfied as of such DSC Test Date.

“DSC Test Date” – means the last day of each calendar quarter beginning March 31, 2005.

“Dollars” and “$” – means the lawful money of the United States of America.

“Effective Date” – means the date on which the initial advance of the Loan is made hereunder.

“Effective Rate” – shall have the meaning given to such term in Section 2.6(e).

“Eligible Assignee” – means any Person that is: (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s Investor Service or the equivalent or higher of either such rating by another rating agency acceptable to Administrative Agent.

“Equity Interests” – means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereto to purchase or acquire any such equity interests.

“ERISA” – means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“Extended Maturity Date” means the first anniversary of the Original Maturity Date.

“Federal Funds Rate” – means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.

“FF&E” – means all furniture, fixtures, equipment and all other items of personal property used in connection with the operation of the Properties.

“FF&E Reserve” – means, with respect to any Property for any period of time, an amount that is equal to the amount of any type of reserve for FF&E that is required under the Management Agreement or License Agreement for such Property. If neither the Management Agreement nor the License Agreement for a Property specifies a requirement for such reserve, the FF&E Reserve for such Property shall be the product of (i) the Gross Operating Revenues of such Property for said period of time, multiplied by (ii) four percent (4%).

“Fixed Rate” is the Applicable LIBO Rate as accepted by Borrower as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Commencement Date” – means, with respect to a particular Fixed Rate Portion, the date upon which the Fixed Rate Period commences with respect thereto.

“Fixed Rate Notice” is a written notice in the form shown on Exhibit D hereto which requests a Fixed Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Period” is the period or periods of one (1), two (2), three (3) or six (6) months selected by Borrower and confirmed in a Fixed Rate Notice; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

“Fixed Rate Portion” is the portion or portions of the principal balance of the Loan which Borrower selects to have subject to a Fixed Rate, each of which is an amount: (a) equal to the unpaid principal balance of the Loan not subject to a Fixed Rate; and (b) is not less than ONE MILLION DOLLARS ($1,000,000) and is an even multiple of ONE HUNDRED THOUSAND DOLLARS ($100,000). In the event Borrower is subject to a principal amortization requirements under the terms and conditions of the Loan Documents, the Fixed Rate Portion(s) from time to time in effect shall in no event exceed, in the aggregate, the maximum outstanding principal balance which will be permissible on the last day of the Fixed Rate Period selected.

“Fixed Rate Price Adjustment” – shall have the meaning given to such term in Section 2.6(h).

“Fixed Rate Taxes” – are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“GAAP” – means generally accepted accounting principles in effect from time to time consistently applied.

“Governmental Authority” – means any and all courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental unit (Federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Gross Operating Expenses” – means, with respect to any Property for any period of time (and as determined in accordance with GAAP), the normal and customary expenses incurred operating such Property for said period of time. Notwithstanding the foregoing, said expenses shall include, without limitation, (a) management fees equal to the greater of (i) three percent (3%) of the Gross Operating Revenues of such Property for such period of time and (ii) the Base Management Fees incurred with respect to such Property for such period of time, (b) a reserve for FF&E equal to the greater of (i) four percent (4%) of Gross Operating Revenues of such Property for such period of time and (ii) the actual reserves for FF&E required under the Management Agreement for such Property for such period of time; (c) reasonable reserves for real estate taxes and insurance for such Property for such period of time (as set forth in the operating budget for such Property); (d) the actual franchise fee payable under the License Agreement for such Property for such period of time; and (e) such other adjustments to industry standards required by the Uniform System of Accounts For The Lodging Industry – 9th Revised Edition (the “Uniform System”), as Administrative Agent may determine. Notwithstanding the foregoing, “Gross Operating Expenses” shall not include (A) amortization, depreciation or any other similar expense of a noncash nature, (B) income taxes, (C) the payment of principal and interest due on the Loan or (D) rent payable under the Operating Leases.

“Gross Operating Revenues” – means, with respect to any Property for any period of time (and as determined in accordance with GAAP), all receipts, revenues, income and proceeds of sales of every kind actually received in connection with the operation of such Property, and shall include, without limitation: room rentals; amounts received in connection with the sale of food and liquor; rent or other payments received from tenants, licensees, and occupants of commercial, office and retail space; revenues received in connection with leases of space for antennae, satellite dishes, microwave towers and other telecommunication towers; the proceeds of insurance with respect to use and occupancy or business interruption insurance; deposits forfeited and not refunded; and any net amount recovered in any legal action or proceeding or settlement thereof pertaining to room revenues or rents or other income which arose out of the operation of such Property. Notwithstanding the foregoing, Gross Operating Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; credits or refunds to guests; complimentary rooms; proceeds of insurance (except for proceeds of insurance with respect to use and occupancy or business interruption insurance); proceeds of sales of depreciable property; proceeds of condemnation; and rent paid under the Operating Lease.

“Guaranties” – means, collectively, the Completion Guaranty and the Limited Guaranty described in Exhibit B hereto.

“Guarantor” – means Highland Hospitality, L.P., a Delaware limited partnership.

“Guarantor GP” – means HHC GP Corporation, a Maryland corporation, the general partner of Guarantor.

“Hazardous Materials” – shall have the meaning given to such term in Section 6.1(a).

“Hazardous Materials Claims” – shall have the meaning given to such term in Section 6.1(c).

“Hazardous Materials Laws” – shall have the meaning given to such term in Section 6.1(b).

“Incentive Management Fees” – means, with respect to a Property, fees (other than Base Management Fees) payable under the Management Agreement for such Property.

“Indebtedness” means, for any entity, without duplication: (a) all indebtedness of such entity for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such entity or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such entity would be liable if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such entity as a guaranteed payment to its partners and/or members or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such entity, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such entity is liable, and (f) all obligations of such entity under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such entity is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such entity otherwise assures a creditor against loss.

“Indemnified Parties” – shall have the meaning given to such term in Section 6.4.

“Initial Advance” – means the advance of the Loan to be made on the Effective Date in the amount of $50,000,000.

“Interest Law” – shall have the meaning given to such term in Section 2.15.

“Laws” means all federal, state or other statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, or any provisions of the foregoing, including general principles or common and civil law and equity, binding on or affecting the Person or Property with respect to which such word is used; and “Law” means any of such Laws.

“Lender” – means each financial institution from time to time party hereto as a “Lender” (including any Additional Lender), together with its respective successors and permitted assigns. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders.”

“LIBO Rate” – is the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), quoted by Administrative Agent from time to time as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time, two (2) Business Days prior to a Fixed Rate Commencement Date or a Price Adjustment Date, as appropriate, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to a Fixed Rate Portion and for a period of time approximately equal to a Fixed Rate Period or the time remaining in a Fixed Rate Period after a Price Adjustment Date, as appropriate.

“License Agreement” – means with respect to a Property, the agreement identified in Exhibit B hereto, or (in the case of any Additional Property) in the applicable Loan Increase Supplement, with respect to such Property, as each such agreement may hereafter be amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Licensor” – means, with respect to a Property, the licensor or franchisor under the License Agreement for such Property.

“Lien” – means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a “true” lessor pursuant to Section 9408 (or a successor section) of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan” – means the principal sum that Lenders agree to lend and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement: ONE HUNDRED MILLION DOLLARS ($100,000,000) (subject to increase thereof in accordance with Section 2.10 hereof).

“Loan Amount” – means One Hundred Million Dollars ($100,000,000) subject to the increase thereof to an amount not to exceed One Hundred Fifty Million Dollars ($150,000,000) in accordance with the provisions of this Agreement, provided that the Loan Amount (and the maximum increase thereof) shall be reduced by the amount of any principal payment or prepayment of the Loan.

“Loan Availability” – means (a) until such time as the Availability Hurdle has been and remains satisfied, the lesser of (i) the aggregate amount of the Commitments and (ii) $90,000,000 and (b) after the Availability Hurdle has been and as long as it remains satisfied, the lesser of (i) the aggregate amount of the Commitments and (ii) the Loan Amount; provided, however, that, (A) the Loan Availability shall be reduced by the Allocated Loan Amount for the Sugar Land Property unless and until the conditions for the advance of such Allocated Loan Amount provided for in Section 2.1(e) are satisfied and (B) the Loan Availability shall be reduced by the Allocated Loan Amount for the San Antonio Property unless and until the conditions for the advance of such Allocated Loan Amount provided for in Section 2.1(f) are satisfied.

“Loan Documents” – means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B, or identified in any Loan Increase Supplement, as Loan Documents.

“Loan Increase” – shall have the meaning give to such term in Section 2.10(d).

“Loan Increase Supplement” – means a supplement to this Agreement, substantially in the form of Exhibit E hereto, executed by the Borrower, Administrative Agent and each Additional Lender, completed (as applicable) to reflect the terms of the Loan Increase with respect to which such supplement is executed.

“Loan Party” – means Borrower, Guarantor, Operating Lessee, Borrower GP, Guarantor GP, the REIT and any other Person that is an Affiliate of Borrower, Guarantor or the REIT and that is obligated under the Loan Documents.

“Major Agreements” – means the License Agreements, the Management Agreements, the Property Leases and any other agreements that are at any time material to the ownership or operation of any of the Properties.

“Management Agreement” – means with respect to a Property, the agreement so identified in Exhibit B hereto, or (in the case of any Additional Property) in the applicable Loan Increase Supplement, with respect to such Property, as each said agreement may hereafter be amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Management Fees” – means, with respect to any Property, the fees and any other amounts to be paid to the Manager under the Management Agreement for such Property, including, without limitation, Base Management Fees and Incentive Management Fees (if any) payable thereunder.

“Manager” – means, with respect to a Property, the manager under the Management Agreement for such Property.

“Marriott” – means Marriott International, Inc.

“Maturity Date” – means the Original Maturity Date, as the same may be extended to the Extended Maturity Date pursuant to Section 2.13 hereof.

“Maximum Interest Rate” – shall have the meaning given to such term in Section 2.15.

“Minimum DSC Hurdle” – means that, as of any DSC Test Date, the Properties have achieved an Aggregate DSC as of such DSC Test Date that equals or exceeds the applicable “Minimum DSC Hurdle” designated below:

DSC Test Date	Minimum DSC Hurdle
March 31, 2005	1.25
June 30, 2005	1.25
September 30, 2005	1.25
December 31, 2005	1.30
March 31, 2006	1.30
June 30, 2006	1.30
September 30, 2006	1.30
December 31, 2006	1.40
March 31, 2007	1.40
June 30, 2007	1.40
September 30, 2007	1.40

If the Maturity Date is extended to the Extended Maturity Date as herein provided, the Minimum DSC Hurdle for each DSC Test Date after the Original Maturity Date shall be 1.45.

“Mt. Laurel Property” – shall have the meaning given to such term in Recital B hereto.

“Non-Pro Rata Advance” – means a Protective Advance or a disbursement under the Loan with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

“Note” or “Notes” – means each Promissory Note (substantially in the form of Exhibit F hereto), collectively in the Loan Amount, executed by Borrower and payable to the order of a Lender, together with such other replacement notes as may be issued from time to time pursuant to Section 11.13, as the same may be amended, supplemented, replaced or modified.

“Obligee” – shall have the meaning given to such term in Section 8.1.

“Omaha Property” – shall have the meaning given to such term in Recital B hereto.

“Operating Lease” – means with respect to a Property, the lease identified in Exhibit B hereto, or (in the case of an Additional Property) in the applicable Loan Increase Supplement, with respect to such Property, as each such lease may hereafter be amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Operating Lessee” – shall have the meaning given to such term in Recital C hereto.

“Operating Lessee’s Operating Account” – means (i) with respect to a Property, the account or accounts so identified in Schedule 7.12 hereto, or (in the case of an Additional Property) in the applicable Loan Increase Supplement, with respect to such Property, and (ii) any account or accounts substituted for any one or more of the foregoing accounts from time to time or any additional accounts or accounts which Borrower may designate from time to time as an “Operating Lessee’s Operating Account,” subject to Administrative Agent’s approval of each such substitute or additional account in Administrative Agent’s reasonable discretion.

“Option to Extend” – shall have the meaning given to such term in Section 2.13.

“Original Maturity Date” – means December 21, 2007.

“Other Borrower” – shall have the meaning given such term in the preamble hereto.

“Other Related Documents” – means those documents, as hereafter amended, supplemented, restated, replaced or otherwise modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit B or (in the case of an Additional Property) in the applicable Loan Increase Supplement as Other Related Documents, all in form and substance acceptable to Administrative Agent.

“Participant” – shall have the meaning given to such term in Section 11.13.

“Permit” – means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Liens” – means:

(a)	Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due;

(b)	Any laws, ordinances or regulations affecting the applicable Property;

(c)	Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due;

(d)	All matters shown on the applicable Title Policy as exceptions to coverage thereunder;

(e)	Liens in favor of Administrative Agent, for the benefit of Lenders, under the applicable Deed of Trust; and

(f)	Any other matters from time to time approved in writing by Administrative Agent (but specifically excluding Liens securing monetary obligations which shall require approval of the Requisite Lenders) or (provided they are subordinate to the applicable Deed of Trust) other agreements that the Borrower is not otherwise prohibited from entering into under the Loan Documents without Administrative Agent’s consent or approval.

“Person” – means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Pledge Agreement” – means the Pledge Agreement executed by the Borrower and Operating Lessee and identified in Exhibit B as amended and modified from time to time.

“Pledged Accounts” – shall have the meaning given to such term in Section 7.12 hereof.

“Potential Default”—means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

“Price Adjustment Date” – shall have the meaning given to such term in Section 2.6(h).

“Prime Rate” – means a base rate of interest which Administrative Agent establishes from time to time and which serves as the basis upon which the effective rates of interest are calculated for those loans making reference thereto. Any change in an effective rate due to a change in the Prime Rate shall become effective on the day each such change is announced by Administrative Agent at its principal office in San Francisco, California.

“Properties” – means, collectively, the Sugar Land Property, the San Antonio Property, the VA Beach Property, the Mt. Laurel Property, the Omaha Property, the Tampa Property, the Savannah Property and (upon the disbursement of the Loan Increase with respect thereto) each Additional Property (if any); and “Property” means any one of the Properties. If and when the Deed of Trust is released with respect to an entire Property, such Property shall cease to be one of the Properties hereunder.

“Property Leases” – means the Sugar Land Lease and the San Antonio Lease.

“Property Proceeds” – shall have the meaning given to such term in Section 7.9(a).

“Proposed Property” – shall have the meaning given to such term in Section 2.10(b).

“Pro Rata Share” – means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction. Notwithstanding the foregoing, solely for purposes of the disbursement of any Loan Increase (but not for purposes of repayment thereof or for any other purpose of this Agreement), “Pro Rata Share” shall mean, with respect to an Additional Lender, the ratio (expressed as a percentage) of its Additional Commitment to the amount of such Loan Increase.

“Protective Advance” – shall mean any advances made by Administrative Agent in accordance with the provisions of Section 10.7(e) to protect the Collateral securing the Loan.

“Regulatory Costs” – are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“REIT” – means Highland Hospitality Corporation, a Maryland corporation.

“Release Price” – means, with respect a Property, to the greater of (a) 105% of the Allocated Loan Amount of such Property and (b) an amount equal to the principal reduction of the Loan that would be required to cause the Aggregate DSC, as of the DSC Test Date immediately preceding the requested release date (but calculated solely with respect to the Properties that would continue to secure the Loan following such release) to equal the greater of (i) the actual Aggregate DSC for the Properties (including the Property to be released) determined as of such DSC Test Date and (ii) 1.45.

“Renovations” – means the renovations of the Properties described in Section 7.20 hereof and includes, without limitation (as applicable), the renovation of certain improvements and the acquisition and installation of certain furniture, fixtures, equipment and other items of personal property.

“Replacement Reserve Account” – means (i) with respect to a Property, the account so identified in Schedule 7.12 hereto, or (in the case of an Additional Property) in the applicable Loan Increase Supplement, with respect to such Property and (ii) any account or accounts substituted for any one or more of the foregoing accounts from time to time or any additional accounts or accounts which Borrower may designate from time to time as a “Replacement Reserve Account,” subject to Administrative Agent’s approval of each such substitute or additional account in Administrative Agent’s reasonable discretion.

“Requirements of Law” – means, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

“Requisite Lenders” – means, as of any date, Lenders (which must include the Lender then acting as Administrative Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and such percentage will be determined solely with respect to Lenders that are not Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve Percentage” – means at any time the percentage announced by Administrative Agent as the reserve percentage under Regulation D for loans and obligations making reference to an Applicable LIBO Rate for a Fixed Rate Period or time remaining in a Fixed Rate Period on a Price Adjustment Date, as appropriate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Administrative Agent were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“San Antonio Lease” – shall have the meaning given to such term in Recital A hereto.

“San Antonio Property” – shall have the meaning given to such term in Recital A hereto.

“Savannah Agreement” – means that certain Agreement Regarding Release of Perpetual Parking Easement by and among Guarantor, McKibbon Hotel Group, Inc., a Georgia corporation and McKibbon Hotel Group of Savannah, Georgia #3, L.P., a Georgia limited partnership, dated as of August 2, 2004.

“Savannah Property” – shall have the meaning given to such term in Recital B hereto.

“Senior Debt Service” – means, at any time, (i) an amount equal to the principal amount of the Loan then outstanding, multiplied by (ii) the greater of (A) nine percent (9%) and (B) the debt constant calculated using the then prevailing rate on 10-year U.S. Treasury Bonds, plus two and one-half percent (2.5%), with a principal amortization period of twenty-five (25) years.

“Sugar Land Lease” – shall have the meaning given to such term in Recital A hereto.

“Sugar Land Property” – shall have the meaning given to such term in Recital A hereto.

“Tampa Property” – shall have the meaning given to such term in Recital B hereto.

“Tangible Net Worth” – means, as of any date, the total consolidated stockholders’ equity of the REIT, plus increases in accumulated depreciation accrued after the Effective Date, minus (to the extent reflected in determining such stockholders’ equity): (a) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis for the REIT and its consolidated subsidiaries.

“Title Policy” – means, with respect to a Property, an ALTA Lender’s Policy of Title Insurance (i) issued by a title insurance company acceptable to Administrative Agent, (ii) in the amount of 105% of the Allocated Loan Amount of such Property, (iii) subject only to Liens and other matters approved by Administrative Agent in writing, (iv) containing those endorsements required by Administrative Agent (to the extent available in the applicable jurisdiction) and (v) otherwise in form and substance acceptable to Administrative Agent.

“Uniform System” – shall have the meaning ascribed to such term in the definition of “Gross Operating Expenses.”

“VA Beach Property” – shall have the meaning given to such term in Recital B hereto.

“Variable Rate” – on any day means a floating rate of interest per annum one-half percent (0.50%) in excess of the higher of (a) the Prime Rate then in effect or (b) the Federal Funds Rate then in effect as announced by the Federal Reserve Bank of New York plus one percent (1.00%).

“Wells Fargo” – shall have the meaning given to such term in the preamble hereto.

1.2 EXHIBITS AND SCHEDULES INCORPORATED.

Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7, B, C, D, E, F, G, H, I, J and K and Schedules 1.1, 5.6, 5.11, 6.1 and 7.12 attached hereto are hereby incorporated into this Agreement.

ARTICLE 2. LOAN

2.1 LOAN.

(a) Agree to Borrow and Lend. By and subject to the terms of this Agreement, Lenders agree to lend to Borrower, and Borrower agrees to borrow from Lenders, the principal sum not to exceed the Loan Amount, said sum to be evidenced by the Notes. The Notes shall be secured, in part, by the Deeds of Trust encumbering the Properties and other related property described therein. Amounts disbursed to or on behalf of Borrower pursuant to the Notes shall be used for general corporate purposes including but not limited to the repayment of indebtedness, property acquisition and capital expenditures and for such other purposes and uses as may be permitted under this Agreement and the other Loan Documents.

(b) Initial Advance. Upon and subject to the satisfaction of the conditions set forth in Section 3.1, the Lenders shall disburse the Initial Advance on the Effective Date.

(c) Subsequent Advances. Borrower may request, on not less than ten (10) days’ prior written notice to Administrative Agent, not more than two disbursements of the Loan (excluding disbursements of any Loan Increase and any disbursement provided for in Section 2.1(e)) subsequent to the Effective Date, which disbursements, together with the Initial Advance, shall not exceed the Loan Availability. Each such advance shall be subject to the conditions set forth in Section 3.2.

(d) Loan Increase. Upon (i) approval of a Loan Increase by Administrative Agent and all of the Lenders as provided in Section 2.10, (ii) the execution and delivery by Borrower, Administrative Agent and each Lender (including each Additional Lender) of a Loan Increase Supplement effecting such Loan Increase and (iii) the satisfaction of the conditions set forth in Section 3.2 and 3.3, such Loan Increase shall be disbursed (solely by such Additional Lender or Additional Lenders). Notwithstanding that a Loan Increase shall be advanced solely by such Additional Lenders, immediately upon the disbursement of such Loan Increase, and without further action by any Person, each Additional Lender shall be deemed to have purchased and acquired from the Lenders party to this Agreement prior thereto interests in the Loan then outstanding, and such Lenders party to this Agreement prior hereto shall be deemed to have purchased and acquired from each of the Additional Lenders interests in the Loan Increase, such that each Lender (including each Additional Lender) holds interests in the entire outstanding amount of the Loan (including each Loan Increase) in the proportion that its Commitment (including, if applicable, its Additional Commitment) bears to all Commitments (including all Additional Commitments). Each Fixed Rate Portion, outstanding on the date of any Loan Increase shall either be converted to one or more new Fixed Rate Portions for a Fixed Rate Period commencing on such date (as selected by Borrower prior thereto in accordance with this Agreement) or converted to a Variable Rate, and Borrower shall pay the Fixed Rate Price Adjustment resulting from any such conversion.

(e) Sugar Land Property. In the event that on or before the Effective Date the lessor under the Sugar Land Lease or any condominium association for a condominium development that includes the Sugar Land Property does not deliver to Administrative Agent an estoppel certificate satisfactory to Administrative Agent and the Initial Advance is nevertheless made, then, upon (i) receipt by Administrative Agent of reasonably satisfactory estoppel certificates from such lessor and from such condominium associations, and (ii) not less than ten (10) days’ written notice from Borrower to Administrative Agent, the Allocated Loan Amount for the Sugar Land Property shall be advanced to Borrower, subject to the limitations on Loan Availability and to the conditions set forth in Section 3.2.

(f) San Antonio Property. In the event that on or before the Effective Date any of the items identified in Exhibit K is not delivered to Administrative Agent and the Initial Advance is nevertheless made, then, upon (i) receipt by Administrative Agent of all such items (in form and substance reasonably satisfactory to Administrative Agent) and (ii) not less than ten (10) days’ written notice from Borrower to Administrative Agent, the Allocated Loan Amount for the San Antonio Property shall be advanced to Borrower, subject to the limitations on Loan Availability and the conditions set forth in Section 3.2.

2.2 LOAN FEES. Borrower shall pay to Administrative Agent such fees as are set forth in a separate letter agreement between Borrower and Administrative Agent. From such fees paid to Administrative Agent, Administrative Agent shall pay to each Lender that is party to this Agreement on the Effective Date the amounts set forth in a separate letter agreement between Administrative Agent and such Lender.

2.3 LOAN DOCUMENTS. Borrower shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan Documents, together with those documents described in Exhibit B as Other Related Documents.

2.4 EFFECTIVE DATE. The date of the Loan Documents is for reference purposes only. The Effective Date of delivery and transfer to Administrative Agent of the security under the Loan Documents and of Borrower’s and Lenders’ obligations under the Loan Documents shall be the date the Initial Advance is made.

2.5 MATURITY DATE. All sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date. All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

2.6 INTEREST ON THE LOAN.

(a) Interest Payments. Interest accrued on the outstanding principal balance of the Loan shall be due and payable, in the manner provided in Section 2.7, on the first day of each month commencing with the first month after the Effective Date.

(b) Default Interest. Notwithstanding the rates of interest specified in Sections 2.6(e) below and the payment dates specified in Section 2.6(a), at any time following the occurrence and during the continuance of any Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall (unless waived by the Requisite Lenders) bear interest payable upon demand at the Alternate Rate. All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall (unless waived by the Requisite Lenders) likewise bear interest from and after demand at the Alternate Rate.

(c) Late Fee. Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement.

Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date), unless waived by Administrative Agent (to the extent it is permitted to do so pursuant to Section 11.12(a)) or the Requisite Lenders, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Borrower and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

(d) Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.6, interest in respect of the Loan shall not exceed the Maximum Interest Rate.

(e) Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date of this Agreement, be one or more of the following:

(i) Provided no Default exists under this Agreement:

(A) for those portions of the principal balance of the Notes which are not Fixed Rate Portions, the Effective Rate shall be the Variable Rate.

(B) for those portions of the principal balance of the Notes which are Fixed Rate Portions, the Effective Rate for the Fixed Rate Period thereof shall be the Fixed Rate selected by Borrower and set in accordance with the provisions hereof, provided, however, if any of the transactions necessary for the calculation of interest at any Fixed Rate requested or selected by Borrower should be or become prohibited or unavailable to Administrative Agent, or, if in Administrative Agent’s good faith judgment, it is not possible or practical for Administrative Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period as requested or selected by Borrower, Administrative Agent shall so notify Borrower and Lenders and the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Variable Rate.

(ii) During such time as a Default exists under this Agreement; or from and after the date on which all sums owing under the Notes become due and payable by acceleration or otherwise; or from and after the date on which the Collateral or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, or encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise, without Administrative Agent’s prior written consent (whether or not the sums owing under the Notes become due and payable by acceleration); or from and after the Maturity Date, then (unless waived by the Requisite Lenders) in each case, the interest rate applicable to the then outstanding principal balance of the Loan shall be the Alternate Rate.

(f) Selection of Fixed Rate. Provided no Default or Potential Default exists under this Agreement, Borrower, at its option and upon satisfaction of the conditions set forth herein, may request a Fixed Rate as the Effective Rate for calculating interest on the portion of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions, provided, however, that Borrower may not have in effect at any one time more than five (5) Fixed Rates:

(i) Borrower shall deliver to Wells Fargo Bank, N.A., Disbursement and Operations Center, 2120 East Park Place, Suite 100, El Segundo, California, 90245, Attention: Geraldine San Mateo, with a copy to Wells Fargo Bank, N.A., 1750 H Street, Suite 400, Washington, DC 20006, Attention: Mark Monahan, or such other addresses as Administrative Agent shall designate, an original or facsimile Fixed Rate Notice no later than 9:00 A.M. (California time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Fixed Rate Period for each Fixed Rate Portion. Any Fixed Rate Notice pursuant to this subsection (i) is irrevocable. Administrative Agent is authorized to rely upon the telephonic request and acceptance of Douglas Vicari or Sean Dell’Orto as Borrower’s duly authorized agents, or such other and/or additional authorized agents as Borrower shall designate in writing to Administrative Agent. Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Administrative Agent as Administrative Agent may from time to time designate.

(ii) Borrower may elect (A) to convert Variable Rate advances to a Fixed Rate Portion, or (B) to convert a matured Fixed Rate Portion into a new Fixed Rate Portion, provided, however, that the aggregate amount of the advance being converted into or continued as a Fixed Rate Portion shall comply with the definition thereof as to Dollar amount. The conversion of a matured Fixed Rate Portion back to a Variable Rate or to a new Fixed Rate Portion shall occur on the last Business Day of the Fixed Rate Period relating to such Fixed Rate Portion. Each Fixed Rate Notice shall specify (A) the amount of the Fixed Rate Portion, (B) the Fixed Rate Period, and (C) the Fixed Rate Commencement Date.

(iii) Upon receipt of a Fixed Rate Notice in the proper form requesting a Fixed Rate Portion advance under subsections (i) and (ii) above, Administrative Agent shall determine the Fixed Rate applicable to the Fixed Rate Period for such Fixed Rate Portion two (2) Business Days prior to the beginning of such Fixed Rate Period. Each determination by Administrative Agent of the Fixed Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error. Administrative Agent shall deliver to Borrower and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the Fixed Rate Notice and the Fixed Rate determined pursuant thereto; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the Fixed Rate Notice to Borrower or any Lender shall not affect the validity of such rate.

(iv) If Borrower does not make a timely election to convert all or a portion of a matured Fixed Rate Portion into a new Fixed Rate Portion in accordance with this Section 2.6(f) above, such Fixed Rate Portion shall be automatically converted to a Variable Rate upon the expiration of the Fixed Rate Period applicable to such Fixed Rate Portion.

(g) Fixed Rate Taxes, Regulatory Costs and Reserve Percentages. Upon Administrative Agent’s demand, Borrower shall pay to Administrative Agent for the account of each Lender, in addition to all other amounts which may be, or become, due and payable under this agreement and the other Loan Documents, any and all Fixed Rate Taxes and Regulatory Costs, to the extent they are not internalized by the calculation of a Fixed Rate. Further, at Administrative Agent’s option, the Fixed Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Administrative Agent in its prudent banking judgment, from the date of imposition (or subsequent date selected by Administrative Agent) of any such Regulatory Costs. Administrative Agent shall give Borrower notice of any Fixed Rate Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Fixed Rate Taxes and Regulatory Costs regardless of whether or when notice is so given

(h) Fixed Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lenders’ incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrower will pay Administrative Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“Fixed Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (ii) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrower confirms that Lenders’ agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement

Borrower Initials.

(i) Purchase, Sale and Matching of Funds. Borrower understands, agrees and acknowledges the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrower has accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price Adjustment, Fixed Rate Taxes and Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.

2.7 PAYMENTS.

(a) Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 11:00 A.M. (Pacific time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

(b) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

(c) Voluntary Prepayment. Borrower may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent not later than 11:00 A.M. (Pacific time) on the date given, at any time and from time to time, prepay all or any portion of the Loan without penalty, except as otherwise expressly set forth in this Section 2.7(c). Any notice of prepayment given to Administrative Agent under this Section 2.7(c) shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of any Fixed Rate Portion, Borrower shall concurrently pay any Fixed Rate Price Adjustment payable in respect thereof. Any principal balance reduction shall reduce Lenders’ Commitment by a like amount, and any such amounts repaid by Borrower may not be reborrowed.

2.8 AMORTIZATION PAYMENTS. If the Option to Extend is exercised and the Maturity Date is extended to the Extended Maturity Date, Borrower shall make a principal payment of the Loan in the amount of $400,000 on December 31, 2007, and on the last day of each calendar quarter thereafter until the Extended Maturity Date.

2.9 MINIMUM DSC HURDLE. If, as of any two consecutive DSC Test Dates, the Properties fail to achieve the Minimum DSC Hurdle, the Borrower shall pay to Administrative Agent, within thirty (30) business days after the such second Test Date, as a principal payment of the Loan, the amount of the DSC Shortfall as of the such second DSC Test Date. The failure to achieve the Minimum DSC Hurdle as of a third consecutive or subsequent consecutive DSC Test Date shall in each case constitute a failure to achieve the Minimum DSC Hurdle as of two consecutive DSC Test Dates. Along with any prepayment required to be made under this Section 2.9, Borrower shall pay any Fixed Rate Price Adjustment applicable thereto.

2.10 INCREASE OF LOAN AMOUNT.

(a) Subject to the terms, provisions and conditions of this Section 2.10 and provided that the full Loan Amount of $100,000,000 has theretofore been disbursed, the Borrower may from time to time, not later than six (6) months prior to the Original Maturity Date, request that Administrative Agent and Lenders agree to an increase of the Loan Amount by an amount not to exceed Fifty Million Dollars ($50,000,000) in the aggregate for all such increases.

(b) Borrower may request an increase in the Loan Amount by written notice to Administrative Agent, which notice shall (i) identify the amount of the requested increase; (ii) identify the property or properties (each, a “Proposed Property”) that Borrower intends to acquire to support the increase in the Loan Amount, each of which Proposed Properties shall satisfy the criteria set forth in paragraph (c) below; and (iii) include with respect to each such Proposed Property such operating statements, financial information and information regarding the proposed acquisition thereof by Borrower, information regarding the construction and condition of the Proposed Property and the management and license or franchise agreements for the Proposed Property and such other information regarding the Proposed Property as Administrative Agent shall reasonably request.

(c) Each Proposed Property shall be a hotel (i) located in the United States of America (excluding Alaska or Hawaii), (ii) that has been fully completed and operating for not less than two years under a franchise or license agreement with a nationally recognized licensor or franchisor with a reputation and of a quality comparable to those of the Properties and (iii) that is not then undergoing and is not scheduled or required to undergo any material renovation or remodeling other than renovations required under a product improvement plan of the applicable licensor or franchisor at a cost not to exceed ten percent (10%) of the then appraised value or purchase price of such Proposed Property.

(d) Upon Administrative Agent’s approval of such Proposed Property or Proposed Properties and of the requested increase in the Loan Amount, Administrative Agent shall request such approval from the Lenders. Neither Administrative Agent’s approval nor any Lender’s approval thereof shall constitute an agreement to lend any additional amount hereunder, but the written approval of Administrative Agent and of all Lenders shall be required in order for any Additional Lender to make an Additional Commitment to effect such increase. If Administrative Agent and all of the Lenders approve in writing the requested increase in the Loan Amount and the Proposed Property or Proposed Properties proposed by Borrower to support such increase and provided an Additional Lender or Additional Lenders agree to make Additional Commitments in an aggregate amount equal to the increase in the Loan Amount, then, subject to the satisfaction of the conditions set forth in Section 3.2 and 3.3, the Loan Amount shall be increased by an amount not to exceed the least of (i) the increase in the Loan Amount requested by Borrower, (ii) sixty percent (60%) of the “as-is” appraised value of such Proposed Property or

Proposed Properties (in the aggregate) as determined pursuant to an Appraisal or Appraisals thereof approved by Administrative Agent or (iii) an amount such that, if such Proposed Property or Proposed Properties had been included in the Properties as of the most recent DSC Test Date and the Loan Increase had been outstanding as of the most recent DSC Test Date, the Aggregate DSC would have equaled or exceeded the greater of (A) 1.35, (B) the Minimum DSC Hurdle applicable to such DSC Test Date or (C) the actual Aggregate DSC as of such DSC Test Date (the amount by which the Loan Amount is so increased being herein referred to as a “Loan Increase”).

2.11 FULL REPAYMENT AND RECONVEYANCE. Upon receipt of all sums owing and outstanding under the Loan Documents, Administrative Agent shall issue a full reconveyance (or release) of the Properties from the lien of the Deeds of Trust (or, if requested by Borrower, an assignment thereof, without recourse and otherwise in form and substance reasonably satisfactory to Administrative Agent); provided, however, that Administrative Agent, for the benefit of Lenders, shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance (or release) and any sums then due and payable under the Loan Documents. Lenders’ obligations to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full reconveyance (or release), and any commitment of Lenders to lend any undisbursed portion of the Loan shall be canceled.

2.12 LENDERS’ ACCOUNTING. Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

2.13 OPTION TO EXTEND. Borrower shall have the option to extend (“Option to Extend”) the term of the Loan from the Original Maturity Date to the Extended Maturity Date, upon satisfaction of each of the following conditions precedent:

(a) Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the Option to Extend not more than ninety (90) days but not less than thirty (30) days prior to the Original Maturity Date;

(b) As of the date of Borrower’s delivery of notice of request to exercise the Option to Extend, and as of the Original Maturity Date, no Default or Potential Default shall have occurred and be continuing, and Borrower shall so certify in writing;

(c) Borrower shall execute or cause the execution of all documents reasonably required by Administrative Agent to exercise the Option to Extend and shall deliver to Administrative Agent, at Borrower’s sole cost and expense, such endorsements to the Title Policies as reasonably required by Administrative Agent;

(d) On or before the Original Maturity Date, Borrower shall pay to Administrative Agent, for the pro rata benefit of Lenders, an extension fee in the amount of 0.20% of the total Commitments for the Loan (consisting of the Loan plus any amount of the Commitments not yet disbursed), as determined on the Original Maturity Date; provided, however, that Borrower may elect, by written notice to Administrative Agent given at the time of or prior to the exercise of the Option to Extend, to reduce the Commitments (on a pro rata basis among the Lenders) to an aggregate amount that is not less than the outstanding principal balance of the Loan;

(e) The Aggregate DSC as of the last day of the most recent DSC Test Date prior to the Original Maturity Date shall equal or exceed 1.45; provided, however, in the event such Aggregate DSC requirement is not met, Borrower shall either (i) pay down the outstanding principal balance of the Loan prior to the Original Maturity Date to the extent necessary to meet such Aggregate DSC requirement, in which event the Commitments shall be reduced (on a pro rata basis) in the amount of such principal payment or (ii) revoke its exercise of the Option to Extend by written notice to Administrative Agent at least thirty (30) days prior to the Original Maturity Date;

(f) At Administrative Agent’s option, Administrative Agent shall have received an Appraisal or Appraisals confirming to the satisfaction of Administrative Agent that the ratio of the Loan Amount to the “as is” appraised value of the Properties (in the aggregate), determined as of a date not earlier than one hundred twenty (120) days prior to the Original Maturity Date, does not exceed sixty percent (60%); provided, however, in the event such ratio exceeds sixty percent (60%), Borrower shall either (i) pay down the outstanding principal balance of the Loan prior to the Original Maturity Date to the extent necessary to reduce such ratio to sixty percent (60%), in which event the Commitments shall be reduced (on a pro rata basis) in the amount of such principal payment or (ii) revoke its exercise of the Option to Extend by written notice to Administrative Agent at least thirty (30) days prior to the Original Maturity Date;

(g) No material adverse change shall have occurred with respect to Borrower, Guarantor or any Property (as determined by Administrative Agent in its sole discretion);

(h) All of Borrower’s representations and warranties set forth in this Agreement are true and correct in all material respects as of the Original Maturity Date, and Borrower shall so certify in writing; and

(i) Borrower shall pay all reasonable out-of-pocket costs and expenses related to the exercise of the Option to Extend.

Except as modified by the Option to Extend, the terms and conditions of this Agreement and the other Loan Documents shall remain unmodified and in full force and effect.

2.14 PARTIAL RELEASE.

Subject to the provisions of Section 2.7, Borrower may prepay (at its sole option), without penalty, to Administrative Agent for the account of the Lenders as a principal payment of the Loan, the Release Price as reasonably determined by Administrative Agent in accordance with the provisions of this Agreement in respect of any one or more Properties. If such payment is made, Administrative Agent shall, at Borrower’s request (as hereinafter provided), release the Deed of Trust (or, upon request by Borrower, an assignment thereof, without recourse and otherwise in form and substance reasonably satisfactory to Administrative Agent) in respect of an applicable Property (but not any of the other Properties); provided, however, that the following conditions shall be satisfied:

(a) Not less than thirty (30) days prior to the date of the requested release (or assignment), Borrower shall deliver to Administrative Agent a written request identifying the Property or Properties requested to be released (or with respect to which the Deed of Trust is requested to be assigned), the requested date of release (or assignment) and Borrower’s calculation of the Release Price for each such Property in accordance with this Agreement, together with operating statements and other appropriate information in support of such calculation;

(b) Borrower shall furnish to Administrative Agent such additional information as Administrative Agent may reasonably request from time to time with respect to the determination of the Release Price;

(c) Following such release (or assignment) and the payment of the applicable Release Price, the Adjusted NOI of each individual Property for the period of twelve consecutive calendar months ending on the most recent DSC Test Date shall be less than thirty percent (30%) of the Aggregate Adjusted NOI for such period;

(d) Prior to or at the time of such release (or assignment), Borrower shall have paid to Administrative Agent, for the account of the Lenders as a principal payment of the Loan, the Release Price as determined by Administrative Agent in accordance with the provisions of this Agreement;

(e) No Default or Potential Default shall exist under the Loan Documents as of the date of the request delivered by Borrower under paragraph (a) above or as of the date of the release (or assignment); and

(f) On the date of such release (or assignment), Administrative Agent shall have received (in addition to the Release Price) any and all sums then due and owing under the Loan Documents (including without limitation any Fixed Rate Price Adjustment provided for in Section 2.6(h)), together with all escrow, closing and registration costs, and the costs of preparing and delivering such release (or assignment).

Neither the acceptance of any payment nor the issuance of any release (or assignment) by Administrative Agent pursuant to this Section 2.14 shall affect any of Borrower’s obligations to pay all other amounts from time to time payable, or Borrower’s or any other Loan Party’s obligations, under the Loan Documents.

2.15 MAXIMUM INTEREST RATE.

As used herein, the term “Maximum Interest Rate” shall mean and refer to the maximum rate of nonusurious interest, if any, that Lenders may from time to time charge Borrower and in regard to which Borrower would be prevented successfully from raising the claim or defense of usury under applicable Law as now, or to the extent permitted by Law, as may hereafter be, in effect (said Law permitting the highest rate being herein referred to as the “Interest Law”). It is the intention of Borrower, Administrative Agent and Lenders to conform strictly to the Interest Law applicable to this loan transaction. Accordingly, it is agreed that notwithstanding any provision to the contrary in this Agreement, the Notes or in any other Loan Document or in any instrument otherwise relating thereto, the aggregate of all interest and any other charges or consideration constituting interest under applicable Interest Law that is taken, reserved, contracted for, charged or received under this Agreement, or under any of the aforesaid agreements or otherwise on or in connection with the Loan shall under no circumstances exceed the maximum amount of interest allowed by the Interest Law applicable to this loan transaction or the Notes. If any usurious interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Agreement, in the Notes or in any of the other Loan Documents or other instruments otherwise relating thereto, or if the acceleration of the maturity of the Notes or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Law, then in such event (a) the provisions of this Section 2.15 shall govern and control, (b) neither Borrower nor Borrower’s successors or assigns or any other party liable for the payment of the Notes shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Interest Law applicable to this loan transaction, (c) any excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be refunded to Borrower and (d) the effective rate of interest shall be automatically subject to reduction to the Maximum Interest Rate allowed under such Interest Law as now or hereafter construed by courts of appropriate jurisdiction. All sums paid or agreed to be paid the Lenders for the use, forbearance, or detention of the indebtedness shall, to the extent permitted by the Interest Law applicable to this loan transaction, be amortized, prorated, allocated and spread throughout the full term of said indebtedness until paid in full so that the rate or amount of interest on account of said indebtedness does not exceed the applicable usury ceiling. The right to accelerate the maturity of the indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lenders do not intend to collect unearned interest in the event of acceleration. Notwithstanding any provision contained in the Notes, this Agreement or any other Loan Document that permits the compounding of interest, including without limitation any provision by which any of the accrued interest is added to the principal amount of the Notes, the total amount of interest that Borrower is obligated to pay and Lenders are entitled to receive with respect to the Notes shall not exceed the Maximum Interest Rate on principal amounts actually advanced to or for the account of Borrower, including the initial advance under the Notes and any advances made pursuant to this Agreement, the Notes or any other Loan Document (such as for the principal amount of the Loan or the payment of taxes, insurance premiums, and the like).

In consideration of the agreement of Lenders to advance sums hereunder, Borrower has agreed to pay to Lenders certain loan fees (collectively, the “Fees”). Also, in order to reimburse Lenders for certain costs that Lenders may incur in the event of late payment or in the event the Loan is prepaid, Borrower has agreed to pay Lenders the late payment charge and Fixed Rate Price Adjustment in accordance with the terms of this Agreement. At the time the Notes are paid in full, or the payment thereof matures, howsoever said payment or maturity shall have been brought about, in no event shall the total of said Fees, late payment charges and Fixed Rate Price Adjustment (but only to the extent said Fees, late payment charges and Fixed Rate Price Adjustment are interest under the Interest Law applicable to this loan transaction) and all interest and any other charges or consideration constituting interest under applicable Interest Law that is taken, reserved, contracted for, charged or received under the Notes or otherwise in connection with this loan transaction (said total being hereinafter referred to as the “Charges”) exceed the maximum amount of interest allowed by the Interest Law applicable to this loan transaction, (a) the provisions of this Section 2.15 shall govern and control, (b) neither Borrower nor Borrower’s successors or assigns or any other party liable for the payment thereof shall be obligated to pay the amount of such excess, and (c) any such excess shall be canceled automatically and, if theretofore paid, shall be returned to Borrower.

ARTICLE 3. DISBURSEMENT OF LOAN

3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. Lenders’ obligation to disburse the Initial Advance shall be subject to satisfaction of each of the following conditions precedent:

(a) Administrative Agent shall have received all of the Loan Documents, the Other Related Documents and all other documents, instruments, policies, and forms of evidence or other materials required by Administrative Agent under the terms of this Agreement or any of the other Loan Documents, all in form and substance acceptable to Administrative Agent.

(b) Administrative Agent shall have received a Title Policy (or an irrevocable commitment to issue a Title Policy) with respect to each Property.

(c) Administrative Agent shall have received and approved, with respect to each Property, in form and substance satisfactory to Administrative Agent (i) an environmental questionnaire, a Phase I environmental site assessment and any further environmental site assessments requested by Administrative Agent, with respect to the presence, if any, of Hazardous Materials, (ii) an Appraisal, (iii) to the extent required by Administrative Agent, reports with respect to the condition of such Property, (iv) a current Smith Travel Research STAR Report and (v) operating statements for each month of the current year (through October, 2004) and for such prior years as Administrative Agent may require.

(d) In Administrative Agent’s reasonable opinion, there has been no material adverse change in (i) the condition of the Properties or (ii) the business carried on at the Properties since August 31, 2004.

(e) Borrower shall have provided, at Borrower’s expense, an opinion of legal counsel in form and content satisfactory to Administrative Agent to the effect that: (i) upon due authorization, execution and recordation or filing as may be specified in the opinion, each of the Loan Documents and Other Related Documents shall be legal, valid and binding instruments, enforceable against the Loan Parties party thereto in accordance with their respective terms; (ii) the Loan Parties are duly formed and have all requisite authority to enter into the Loan Documents and Other Related Documents; and (iii) such other matters, incident to the transactions contemplated hereby, as Administrative Agent may reasonably request.

(f) Borrower shall have paid all mortgage, intangible and other similar taxes as are required in connection with recording of the Deeds of Trust. To the extent that applicable law limits the amount secured by a Deed of Trust to the amounts with respect to which such tax is paid, such tax shall be paid with respect to not less than the fair market value of the applicable Property (as reflected in the Appraisal provided for in Section 3.1(c)) or such lesser amount as Administrative Agent may approve but in no event less than 105% of the Allocated Loan Amount.

(g) Borrower and Guarantor shall have satisfied such other conditions as Administrative Agent shall require.

Notwithstanding the foregoing, if all conditions to the Initial Advance (other than (i) the delivery of satisfactory estoppel certificates from the lessor under the Sugar Land Lease and from the condominium associations for the condominium developments that include the Sugar Land Property and (ii) the delivery of the documents with respect to the San Antonio Property identified in Exhibit K) have been satisfied, the Initial Advance shall be made, subject to the limitations on Loan Availability.

3.2 CONDITIONS PRECEDENT TO ALL DISBURSEMENTS. Lender’s obligations to disburse any amount of the Loan (including the Initial Advance, any subsequent disbursement requested under Section 2.1(c), 2.1(e) or 2.1(f) or any Loan Increase) shall be subject to (in addition to any other conditions specified in the Agreement) the satisfaction of each of the following conditions:

(a) There shall exist no Default or Potential Default under this Agreement or under any of the other Loan Documents.

(b) All representations and warranties of Borrower and Guarantor under the Loan Documents shall be true and correct in all material respects.

3.3 CONDITIONS PRECEDENT TO DISBURSEMENT OF ANY LOAN INCREASE. Each Loan Increase and the applicable Additional Lender’s or Additional Lenders’ obligation to disburse such Loan Increase shall be subject to the satisfaction of the following conditions precedent:

(a) Administrative Agent and all of the Lenders shall have approved such Loan Increase pursuant to Section 2.10 hereof.

(b) Administrative Agent shall have received, with respect to such Loan Increase and the Proposed Properties, the Loan Increase Supplement and such Loan Documents and Other Related Documents and all other documents, instruments, policies and forms of evidence and other interests required by Administrative Agent under the terms of the Loan Increase Supplement or any of the other Loan Documents, all in form and substance acceptable to Administrative Agent.

(c) Administrative Agent shall have received a Title Policy (or an irrevocable commitment to issue a Title Policy) with respect to each Proposed Property.

(d) Administrative Agent shall have received and approved, with respect to each Proposed Property, in form and substance satisfactory to Administrative Agent (i) an environmental questionnaire, a Phase I environmental site assessment and any further environmental site assessments requested by Administrative Agent, with respect to the presence, if any, of Hazardous Materials, (ii) an Appraisal, (iii) to the extent required by Administrative Agent, reports with respect to the condition of such Proposed Property, (iv) a current Smith Travel Research STAR Report and (v) operating statements for each month of the current year (including the month preceding the disbursement of the Loan Increase, if then available) and for such prior years as Administrative Agent may require.

(e) In Administrative Agent’s reasonable opinion, there has been no material adverse change in (i) the condition of the Proposed Properties or (ii) the business carried on at the Proposed Properties since the date of Borrower’s request for approval of such Loan Increase pursuant to Section 2.10.

(f) Borrower shall have provided, at Borrower’s expense, an opinion of legal counsel in form and content satisfactory to Administrative Agent to the effect that: (i) upon due authorization, execution and recordation or filing as may be specified in the opinion, the Loan Increase Supplement and each of the Loan Documents and Other Related Documents delivered pursuant thereto or in connection therewith shall be legal, valid and binding instruments, enforceable against the Loan Parties party thereto in accordance with their respective terms; (ii) the Loan Parties are duly formed and have all requisite authority to enter into the Loan Increase Supplement and other Loan Documents and Other Related Documents; and (iii) such other matters, incident to the transactions contemplated hereby, as Administrative Agent may reasonably request.

(g) Borrower shall have paid all mortgage, intangible and other similar taxes as are required in connection with recording of the Deed of Trust for each Proposed Property. To the extent that applicable law limits the amount secured by a Deed of Trust to the amounts with respect to which such tax is paid, such tax shall be paid with respect to not less than the fair market value of the such Proposed Property (as reflected in the Appraisal provided for in Section 3.3(d)) or such lesser amount as the Administrative Agent may approve but in no event less 105% of the Allocated Loan Amount.

(h) Each of the conditions precedent (if any) to the Additional Commitment of each Additional Lender shall have been satisfied and all fees payable in connection such Loan Increase shall have been paid.

3.4 FUNDS TRANSFER DISBURSEMENTS. Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Loan made by Lenders pursuant to the Loan Documents as requested by an authorized representative of Borrower to an account identified in writing by such authorized representative. Borrower agrees to be bound by any transfer request: (a) authorized or transmitted by Borrower or (b) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions by a Person designated in writing by Borrower to make such transfer request, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer, requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (a) violate the terms of this authorization (b) require use of a bank unacceptable to Administrative Agent or prohibited by government authority; (c) cause Administrative Agent to violate any Federal Reserve or other regulatory risk control program or guideline, or (d) otherwise cause Administrative Agent to violate any applicable law or regulation. Administrative Agent shall not be liable to Borrower or any other parties for (a) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent, (b) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s control, or (c) any special, consequential, indirect or punitive damages, whether or not (i) any claim for these damages is based on tort or contract or (ii) Administrative Agent or Borrower knew or should have known the likelihood of these damages in any situation. Administrative Agent makes no representations or warranties other than those expressly made in this Agreement.

ARTICLE 4. INSURANCE

Borrower shall, while any obligation of Borrower or any Guarantor under any Loan Document remains outstanding, maintain at Borrower’s sole expense, with licensed insurers approved by Administrative Agent, the following policies of insurance in form and substance satisfactory to Administrative Agent:

4.1 TITLE INSURANCE. In additional to the Title Policies, within ten (10) days of Administrative Agent’s written request, such endorsements to the Title Insurance Policies as Administrative Agent may reasonably require (to the extent available in the applicable jurisdiction) in connection with (A) any advance of the Loan, (B) any amendment or modification to the Loan Documents, (C) any Protective Advance made by Administrative Agent or Lenders (of any type or nature) or (D) any advance of funds made by Administrative Agent or Lenders after the occurrence of a Default (whether as a Protective Advance, payment due to third parties or otherwise).

4.2 PROPERTY INSURANCE. An “All Risk” Hazard Insurance policy for each Property, including, without limitation, such endorsements as Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders, against damage to the Properties in an amount acceptable to Administrative Agent, which policy must affirmatively cover losses sustained by acts of terrorism or seismic activity. Administrative Agent, for the benefit of Lenders, shall be named on the policy under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent).

4.3 FLOOD HAZARD INSURANCE. A policy of flood insurance for such Properties as may be required by applicable governmental regulations, or deemed necessary by Administrative Agent.

4.4 LIABILITY INSURANCE. A policy of comprehensive general liability insurance with limits as required by Administrative Agent, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Properties, together with a policy of liquor liability insurance, with such limits as required by Administrative Agent, insuring against liability in connection with the service of liquor at the Properties.

4.5 GENERAL. Borrower shall provide to Administrative Agent certificates of insurance acceptable to Administrative Agent. All insurance policies shall provide that the insurance shall not be cancelable or materially changed without ten (10) days prior written notice to Administrative Agent. Administrative Agent, for the benefit of Lenders, shall be named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent) on all insurance policies which Borrower actually maintains with respect to the Property and Improvements. The provisions of this Article 4 shall include any insurance required to be maintained by a tenant under any lease of any Property or any portion thereof, with Administrative Agent to be named an additional insured (or loss payee, as applicable) in each case where Borrower is entitled to be so named. Borrower shall provide to Administrative Agent evidence of any other hazard insurance Lenders may deem necessary at any time during the Loan.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lenders’ entry into this Agreement, Borrower represents and warrants to Administrative Agent and Lenders:

5.1 AUTHORITY/ENFORCEABILITY. Borrower and each other Loan Party is validly existing, in good standing, has made all necessary filings under and is otherwise in compliance with all Laws applicable to its organization, existence and transaction of business, Borrower has the requisite power, capacity, authority and legal right to own the Properties and to perform its obligations hereunder and under the other Loan Documents and Other Related Documents to which it is a party, and each other Loan Party has the requisite power, capacity, authority and legal right to perform its obligations under the Loan Documents and Other Related Documents to which it is a party.

5.2 BINDING OBLIGATIONS. Borrower and each other Loan Party is authorized to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and such obligations are valid and binding obligations of Borrower or the applicable other Loan Party enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity.

5.3 FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower has delivered to Administrative Agent all formation and organizational documents of Borrower, the other Loan Parties and of such other entities as provided for on Exhibit B, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Administrative Agent. Borrower shall promptly provide Administrative Agent with copies of any amendments or modifications of such formation or organizational documents.

5.4 NO LEGAL BAR; NO CONSENT. Neither the execution and delivery of this Agreement by Borrower or of any of the Loan Documents by Borrower or any other Loan Party nor the consummation of the transactions contemplated hereby or thereby will, with or without notice and/or lapse of time: (a) constitute a breach of any of the terms and provisions of, or constitute a default under, any notice, contract, document, instrument, agreement or undertaking, whether written or oral, to which Borrower or any Loan Party is a party or to which Borrower’s or any Loan Party’s property is subject; (b) accelerate or constitute an event entitling the holder of any indebtedness of Borrower or any Loan Party to accelerate the maturity of any such indebtedness; (c) conflict with or result in a breach of any writ, order, injunction or decree against Borrower or any Loan Party of any court or governmental agency or instrumentality, whether national, state, local or other; or (d) conflict with or be prohibited by any federal, state, local or other governmental law, statute, rule or regulation. No consent of any other Person not heretofore obtained and no consent, approval or authorization of, or registration, declaration or filing with any court, governmental body, governmental authority or other person or entity whatsoever is required in connection with the valid execution, delivery or performance by Borrower of this Agreement or by Borrower or any other Loan Party of any other Loan Documents or any other documents required to be executed and delivered hereunder or thereunder, or in connection with any other transaction contemplated by this Agreement or any other Loan Documents.

5.5 PERMITS. Borrower or the applicable Operating Lessee or Manager has all material permits, licenses (including any hotel, liquor and restaurant licenses), exemptions and approvals necessary for the current use and operation of each Property.

5.6 LITIGATION. Except as disclosed on Schedule 5.6 attached hereto and made a part hereof, there are no claims, actions, suits or proceedings pending, or to the best of Borrower’s knowledge threatened, against any Loan Party or affecting any Property (except for claims for personal injury or property damage that are covered by insurance and, in the case of actions or proceedings that have been commenced, have been tendered to the insurer for defense and with respect to which the insurer has not denied coverage).

5.7 FINANCIAL CONDITION. All financial statements and information heretofore delivered to Administrative Agent by Borrower or any other Loan Party, including, without limitation, information relating to the financial condition of Borrower, any Guarantor and the Properties, fairly and accurately represent the financial condition of the subject thereof in all material respects and, with respect to all financial statements, have been prepared in accordance with GAAP. Borrower acknowledges and agrees that Administrative Agent or any Lender may request and obtain additional information from third party credit reporting agencies or any such similar service regarding any of the above, including, without limitation, credit reports.

5.8 NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the financial condition of Borrower or any other Loan Party since the dates of the latest financial statements furnished to Administrative Agent and, except as otherwise disclosed to Administrative Agent in writing, neither Borrower nor any Operating Lessee has entered into any material transaction which is required to be disclosed in such financial statements pursuant to GAAP and is not so disclosed.

5.9 ACCURACY. To the best of Borrower’s knowledge, all reports, documents, instruments, information and forms of evidence delivered to Administrative Agent by Borrower or any other Loan Party concerning the Loan or security for the Loan or required by the Loan Documents are, accurate and correct in all material respects and sufficiently complete to give Lenders true and accurate knowledge of their subject matter, and do not contain any misrepresentation or omission.

5.10 NO DEFAULTS. No Default or Potential Default exists and no Borrower or other Loan Party is in default under any Major Agreement or any other material contract, agreement or other document by which it or its property is bound.

5.11 MAJOR AGREEMENTS. Without limitation of any other provisions of this Article 5, (a) to the best of Borrower’s knowledge, there is currently no default by any party (nor any event that after the giving of notice or the passage of time (or both) would constitute a default) under any of the Major Agreements and (b) except for the Other Related Documents heretofore furnished by Borrower to Administrative Agent and the leases identified in Schedule 5.11, neither Borrower nor any Operating Lessee is party to, nor is any Property subject to or bound by, (i) any lease or sublease of more than 500 rentable square feet, (ii) any license or franchise agreement or management agreement or (iii) any other contract or agreement that is material to the ownership or operation of such Property.

5.12 TITLE TO PROPERTIES. Borrower has good, marketable and insurable title to each Property (or, in the case of the leasehold estate under the Property Leases, a good, valid and insurable leasehold estate), subject only to the Permitted Liens, and Borrower or Operating Lessee has a good and sufficient title to or a valid leasehold interest in all FF&E and other personal property (except such as may be owned by the Manager as provided in the applicable Management Agreement) used in the operation of the Properties.

5.13 TAX LIABILITY. To the extent required to do so by law, Borrower has filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments owed and payable, and Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.

5.14 REIT STATUS. The REIT is a “qualified real estate investment trust” as defined in Section 856 of the Code.

5.15 PROPERTY LEASES. Each of the Property Leases is in full force and effect and has not been modified or amended in any manner whatsoever (except as set forth in the definitions thereof and any amendments after the date hereof that are approved in writing by Administrative Agent). There are no defaults under either Property Lease by either party thereto, and no event has occurred that, but for the passage of time, or notice, or both, would constitute a default under either Property Lease. All rents, additional rent and other sums currently due and payable under each Property Lease have been paid in full.

5.16 AMERICANS WITH DISABILITIES ACT COMPLIANCE. The Properties are in compliance with all of the requirements of the ADA. Borrower shall be responsible for all ADA compliance costs.

5.17 BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of the Borrower.

5.18 TAX SHELTER REGULATIONS. Neither Borrower, Guarantor nor any subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower, or any other party to the Loan determines to take any action inconsistent with such intention, Borrower will promptly notify Administrative Agent and each Lender thereof. If Borrower so notifies Administrative Agent and each Lender, Borrower acknowledges that each Lender may treat its Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

ARTICLE 6. HAZARDOUS MATERIALS

6.1 SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower hereby specially represents and warrants to the best of Borrower’s knowledge as of the date of this Agreement as follows:

(a) Hazardous Materials. Except as set forth in those certain reports listed on Schedule 6.1 attached hereto, none of the Properties is or has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, or fungus, mold, mildew, spores or other biological or microbial agents the presence of which may adversely affect human health, impair occupancy or materially adversely affect the value or utility of the applicable Property, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”). “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of the applicable Property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(b) Hazardous Materials Laws. Each of the Properties is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(c) Hazardous Materials Claims. There are no claims or actions (“Hazardous Materials Claims”) pending or threatened against Borrower or any Property by any governmental entity or agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

6.2 HAZARDOUS MATERIALS COVENANTS. Borrower agrees as follows:

(a) No Hazardous Activities. Borrower shall not cause or permit any Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b) Compliance. Borrower shall comply and cause the Properties to comply with all Hazardous Materials Laws.

(c) Notices. Borrower shall immediately notify Administrative Agent in writing of: (i) the discovery of any Hazardous Materials on, under or about any Property; (ii) any knowledge by Borrower that any Property does not comply with any Hazardous Materials Laws; and (iii) any Hazardous Materials Claims.

(d) Remedial Action. In response to the presence of any Hazardous Materials on, under or about any Property, Borrower shall immediately take, at Borrower’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

(e) Adverse Effect. In the event that Administrative Agent shall, in its reasonable judgment, determine that the presence of any Hazardous Materials on, under or above any Property has a material adverse effect on the value of such Property and the remediation thereof is not substantially completed within 90 days of the discovery thereof (which 90-day period may be extended by not more than an additional 90 days (i) to the extent the remediation is delayed by the action, inaction, or purported action of any Governmental Authority, war, rebellion, insurrection, strike, lock-out, boycott or blockade, any Act of God or other cause or event beyond Borrower’s reasonable control (specifically excluding, however, the lack of available funds), provided, that Borrower shall promptly notify Administrative Agent of the nature and extent of any such delay, or (ii) otherwise with the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed), Borrower shall pay to Administrative Agent, within ten (10) days of demand therefor by Administrative Agent at the direction of the Requisite Lenders, a principal payment of the Loan in an amount equal to the Release Price for such Property (determined as if such Property were to be released at the time of such payment) and, provided no Default has occurred that is continuing, shall receive a release of such Property from its Deed of Trust upon such payment.

6.3 INSPECTION BY ADMINISTRATIVE AGENT. Upon reasonable prior notice to Borrower, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect any Property, at a time mutually acceptable to Administrative Agent and Borrower, and, if requested by Borrower, accompanied by a representative of Borrower, for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from such Property.

6.4 HAZARDOUS MATERIALS INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, AND THEIR RESPECTIVE DIRECTORS, OFFICERS,

EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT AND/OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT ANY ONE OR MORE OF THE PROPERTIES. BORROWER SHALL IMMEDIATELY PAY TO ADMINISTRATIVE AGENT AND/OR ANY LENDER, UPON DEMAND, ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF ANY ONE OR MORE OF THE DEEDS OF TRUST.

6.5 LEGAL EFFECT OF SECTION. Borrower’s duty to indemnify Administrative Agent and Lenders hereunder shall survive: (i) any judicial or non-judicial foreclosure under one or more of the Deeds of Trust, or transfer of any one or more of the Properties in lieu thereof; (ii) the release and reconveyance or cancellation of any one or more of the Deeds of Trust; and (iii) the satisfaction of all of Borrower’s obligations under the Loan Documents.

ARTICLE 7. COVENANTS OF BORROWER

7.1 EXPENSES. Borrower shall immediately pay Administrative Agent upon demand all reasonable costs and expenses incurred by Administrative Agent in connection with: (a) the preparation of this Agreement, all other Loan Documents and Other Related Documents contemplated hereby; (b) the syndication of the Loan, (c) the administration of this Agreement, the other Loan Documents and Other Related Documents for the term of the Loan; and (d) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s obligations under this Agreement, the other Loan Documents or the Other Related Documents. For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all appraisal fees, cost engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, UCC filing fees and/or UCC vendor fees, Administrative Agent’s internal charges for review of appraisals and environmental and structural reports (not to exceed $9,000 in the aggregate for such reviews in connection with the Initial Advance) and the cost to Administrative Agent of any title insurance premiums, title surveys, and reconveyance and notary fees. Borrower recognizes and agrees that formal written Appraisals of the Properties by a licensed independent appraiser may be required by Administrative Agent’s or any Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis. If any of the services described above are provided by an employee of Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services.

7.2 ERISA COMPLIANCE. Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

7.3 LIENS. Borrower covenants and agrees that, except for the Permitted Liens and as may otherwise be expressly permitted under the Loan Documents (and subject to the limitations provided for therein), Borrower shall not create or permit to exist any Lien upon or with respect to any one or more of the Properties or any other Collateral. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Borrower shall have the right to contest by appropriate legal proceedings diligently prosecuted and in a manner that shall prevent interference with the use of the applicable Property for its intended purpose and foreclosure or other action adversely affecting Administrative Agent’s or any Lender’s Lien thereon (i) any governmental requirement, act or action affecting any Property, (ii) any taxes or assessments imposed or assessed upon any Property or which may be or become a lien thereon, and (iii) any mechanic’s, materialman’s or other liens or claims for lien (including subordinate liens) upon any Property (all herein called “Contested Items”), and the existence of a Contested Item shall not constitute a Default hereunder, if all of the following conditions are satisfied:

(a) Borrower shall give notice of any Contested Item to Administrative Agent at the time the same shall be asserted.

(b) If requested by Administrative Agent, Borrower shall deposit with the appropriate governmental authority (if applicable) or with Administrative Agent (to the extent not paid by Borrower when due) the full amount of such Contested Item or which may be claimed by any governmental authority or which might result from an adverse conclusion of such contest, together with such amount as Administrative Agent may reasonably estimate as interest or penalties which might arise during the period of contest; provided that in lieu of such payment Borrower may furnish to Administrative Agent a bond or title indemnity in such amount and form, and issued by a bond or title insurance company, as may be reasonably satisfactory to Administrative Agent.

(c) Borrower shall diligently prosecute the contest of any Contested Item by appropriate legal proceedings having the effect of staying the foreclosure or forfeiture of any Property (and any interference with the use of such Property for its intended purpose) and shall permit Administrative Agent to be represented in any such contest and (unless the contested item has been paid in full or the Properties are otherwise fully protected against loss or forfeiture by reason thereof) shall pay all expenses incurred by Administrative Agent and Lenders in so doing, including, but not limited to, reasonable fees and expenses of Administrative Agent’s and

Lenders’ reasonable attorneys and paralegals (both internal and external) and court costs (all of which shall bear interest at the rate of interest applicable under the Notes until paid, payable upon demand).

(d) Borrower shall pay such Contested Item together with interest and penalties thereon (A) if and to the extent that any such Contested Item shall be determined adverse to Borrower, or (B) upon demand by Administrative Agent if, in the reasonable opinion of Administrative Agent, and notwithstanding any such contest, any Property shall be in jeopardy or in danger of being forfeited or foreclosed; provided, that if Borrower shall fail to do so, Administrative Agent and/or Lenders may, but shall not be required to, pay such Contested Item and interest and penalties thereon and such other sums as may be necessary in the judgment of Administrative Agent to obtain the release and discharge of such item; and any amount expended by Administrative Agent and/or Lenders in so doing shall bear interest at the rate of interest applicable under the Notes until paid, payable upon demand; and provided further that Administrative Agent and Lenders may in such case and for such purpose demand payment upon any bond or title indemnity furnished as aforesaid.

7.4	REPLACEMENT RESERVE ACCOUNTS.

(a) Borrower shall deposit or cause to be deposited into the applicable Replacement Reserve Account the FF&E Reserve in accordance with the terms of the applicable Management Agreement. On or before the twenty-fifth (25th) day after each calendar month, Borrower shall furnish or cause to be furnished to Administrative Agent a written report, reasonably satisfactory to Administrative Agent, setting forth a calculation of the amounts required to be deposited into the applicable Replacement Reserve Account for such month, the withdrawals from the account during such month, and a reconciliation of the balance in the account.

(b) Borrower covenants and agrees that it shall use or shall cause the applicable Manager to use the funds in the Replacement Reserve Accounts only for the purposes provided for in the applicable Management Agreement or as otherwise approved in writing by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, upon the occurrence of a Default under Section 9.1(a), (f) or (g), neither Borrower nor Manager shall be entitled to use any funds on deposit in any Replacement Reserve Account but Administrative Agent may at its discretion (but shall not be obligated to) permit the disbursement of any funds on deposit in the applicable Replacement Reserve Account in the manner provided above.

(c) Administrative Agent shall have the right (to be exercised from time to time at its election) to audit Borrower’s and Operating Lessees’ books and records in order to determine whether or not the funds disbursed from the Replacement Reserve Accounts have been spent only for the purpose for which they were disbursed. Borrower shall cooperate, and shall cause Operating Lessees and Managers to cooperate, with Administrative Agent in connection with any such audit. The cost of the audit shall be borne by Borrower only if the audit reveals that any funds were not used for the purposes intended but shall otherwise be borne by the Lenders.

(d) To secure the payment and performance of the Loan, Borrower has, pursuant to the Pledge Agreement, pledged and assigned to Administrative Agent, for itself and for the benefit of the Lenders, all of Borrower’s right, title and interest in the Replacement Reserve Accounts.

(e) Borrower shall not have any right to use any of the funds on deposit in the Replacement Reserve Accounts, except as provided for herein.

(f) At any time that any FF&E is sold, the proceeds of such sale, net of the reasonable and customary costs of such sale, shall be deposited into the applicable Replacement Reserve Account.

7.5 OPERATING ACCOUNTS. Borrower covenants and agrees that all funds from operations shall be maintained and applied in accordance with the terms of the applicable Management Agreement. Borrower covenants and agrees to cause the applicable Manager to make all payments to the Operating Lessee under the applicable Management Agreement to the applicable Operating Lessee’s Operating Account and to cause the applicable Operating Lessee to make all payments to Borrower under the applicable Operating Lease into the applicable Borrower’s Operating Account. To secure the payment and performance of the Loan, Borrower and Operating Lessees have, pursuant to the Pledge Agreement, pledged and assigned to Administrative Agent, for itself and for the benefit of the Lenders, all of Borrower’s and Operating Lessees’ right, title and interest in the Borrower’s Operating Accounts and the Operating Lessees’ Operating Accounts subject to the terms of this Agreement and the Pledge Agreement. Neither Borrower nor any Operating Lessee or Manager shall have any right to use any of the funds on deposit in any Borrower’s Operating Account or Operating Lessees’ Operating Account in violation of the terms of this Agreement, the Pledge Agreement, any other Loan Document, the Operating Leases, the Manager’s Subordination Agreements or the Management Agreements.

7.6 MANAGEMENT AGREEMENTS AND LICENSE AGREEMENTS.

(a) Borrower shall duly perform and observe, or cause the Operating Lessee to perform and observe, in all material respects all of the terms and conditions on its part to be performed and observed under the Management Agreements and License Agreements.

(b) Borrower shall use commercially reasonable efforts to cause each Manager to manage and operate the applicable Property in accordance with the Management Agreement and License Agreement therefor.

(c) Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), Borrower shall not modify or amend, or permit the modification or amendment of, any Management Agreement or License Agreement; provided, however, that, in the case of any proposed amendment to a Management Agreement or License Agreement that is not material (and that Borrower certifies is not material in its written request for Administrative Agent’s consent thereto), such proposed amendment shall be deemed to be consented to by Administrative Agent if Administrative Agent fails to give notice to

Borrower that Administrative Agent does not consent thereto within ten (10) Business Days of Administrative Agent’s receipt of such written request for consent or (if the requirements of the applicable Licensor or Manager give Borrower insufficient time to afford Administrative Agent such 10-Business Day period) such reasonable lesser period (but not less than five (5) Business Days) as Borrower may state in its written request for Administrative Agent’s consent. Without the prior written consent of Requisite Lenders, Borrower shall not terminate or permit the termination of any License Agreement (except as provided in Section 7.7(b)) or any Management Agreement (except as provided in Section 7.7(c)).

(d) To the extent that any Management Agreement provides for the payment of Incentive Management Fees, Borrower shall cause the Manager to subordinate the payment of such Incentive Management Fees to payments of the Loan and interest thereon and other amounts payable under the Loan Documents, to the satisfaction of Administrative Agent.

7.7 NO OTHER AGREEMENTS.

(a) Except for the Management Agreements and License Agreements, Borrower covenants and agrees not to enter into, and not to permit any Operating Lessee to enter into, any license or franchise agreement with respect to any of the Properties (except as provided in Section 7.7(b)) or any agreement for the management of any of the Properties (except as provided in Section 7.7(c)), in each case without first obtaining Administrative Agent’s prior written consent .

(b) Notwithstanding anything to the contrary contained herein, Borrower shall convert the Mt. Laurel Property to a full-service Marriott Hotel not later than June 30, 2006 and in connection therewith:

(i) Borrower shall, in a timely manner, exercise its right to terminate the existing License Agreement for the Mt. Laurel Property so as to cause such termination to be effective upon the effective date of the new Marriott License Agreement.

(ii) Borrower and Marriott shall enter into a new License Agreement for the Mt. Laurel Property reasonably satisfactory to Administrative Agent, and shall satisfy all requirements to the effectiveness of such new License Agreement so that the such new License Agreement shall be effective immediately upon the termination of the existing License Agreement

(iii) Marriott shall deliver to Lender a comfort letter in a form substantially similar to the comfort letter delivered by Marriott for the other Properties or in such form as is then customarily delivered by Marriott with respect to similar hotels.

(c) In the event that there shall occur any default by Manager (or any other event) that permits Borrower to terminate a Management Agreement pursuant to the terms thereof, Borrower may terminate such Management Agreement in accordance with the terms of such Management Agreement, provided that, prior to terminating such Management Agreement, Borrower shall have entered into a replacement Management Agreement on terms and conditions, and with a replacement Manager, approved in writing by the Requisite Lenders, which approval shall not be unreasonably withheld, conditioned or delayed.

7.8 USE OF THE PROPERTIES; LEASES. Borrower covenants and agrees (a) to use and operate, or to cause the applicable Operating Lessee to use and operate, the Sugar Land Property as a Marriott Hotel, the VA Beach Property as a Hilton Garden Inn, the San Antonio Property as a Marriott Hotel, the Mt. Laurel Property as a Radisson Hotel (subject to the provisions of Section 7.7(b) hereof), the Omaha Property as a Marriott Hotel, the Tampa Property as a Residence Inn, the Savannah Property as a Courtyard by Marriott Hotel, and each Additional Property as a hotel under the franchise under which it is operated at the time of the Loan Increase applicable thereto, (b) not to change, or permit to be changed, the use of any of the Properties (except for changes in ancillary uses that do not adversely impact the operation of the Properties as hotels in accordance with the provisions of this Agreement) without the prior written consent of the Requisite Lenders, (c) to operate, or to cause the applicable Operating Lessee to operate, each Property in compliance with all applicable Laws and in compliance (in all material respects) with the applicable Management Agreement and License Agreement, (d) to maintain, or to cause the applicable Operating Lessee or Manager to maintain, all of the licenses, permits and approvals necessary for the use of the Properties and (e) not to enter into or permit Operating Lessee or any Manager or Operating Lessee to enter into any lease of space in any Property except (i) any lease of not more than 1,000 rentable square feet, or (ii) any lease or sublease that the applicable Manager shall enter into that does not require the consent of Borrower or Operating Lessee under the terms of the applicable Management Agreement; or (iii) any other lease on such terms and with such tenant as Administrative Agent shall approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower shall promptly upon its receipt thereof furnish to Administrative Agent a copy of any lease or sublease entered into by Borrower, Operating Lessee or Manager (without regard to whether Administrative Agent’s consent is required).

7.9 CASUALTY; CONDEMNATION.

(a) Borrower covenants and agrees that the following shall be paid directly to Administrative Agent: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation affecting any of the Properties, (ii) all other claims and awards for damages to, or decrease in value of, any of the Properties, (iii) all proceeds of any insurance policies payable by reason of a loss sustained to any of the Properties and (iv) all interest which may accrue on any of the foregoing (collectively, the “Property Proceeds”), provided, however, that as long as no Default has occurred that is continuing, Property Proceeds of less than $500,000 may be paid directly to Borrower. Borrower covenants and agrees to notify Administrative Agent within five (5) Business Days of the occurrence of a fire or other casualty or other event that may result in Property Proceeds. Subject to paragraph (b) below, Administrative Agent may (at its discretion) apply all or any portion of the Property Proceeds that it receives to its expenses in settling, prosecuting and defending any claim related thereto and, at the direction of the Requisite Lenders, shall either (x) apply the balance of the Property Proceeds to the Loan and other sums payable under the Loan Documents in any order or (y) release all or any part of the Property Proceeds to Borrower upon any conditions the Requisite

Lenders may reasonably impose. Administrative Agent may commence, appear in, defend and prosecute any action related to the Property Proceeds and may adjust, compromise, settle and collect all Property Proceeds.

(b) Provided no Default or Potential Default exists, Administrative Agent shall, in any case in which the cost of repair or restoration (as estimated by Administrative Agent in its reasonable discretion) is less than twenty percent (20%) of the “as is” appraised value of such Property (as determined in the Appraisal of such Property obtained pursuant to Section 3.1(c)(ii) or (in the case of an Additional Property) Section 3.3(d)(ii)), permit Property Proceeds held by Administrative Agent to be used for repair or restoration but may condition such use of the Property Proceeds upon such conditions as Administrative Agent may reasonably require, including, without limitation: (i) the deposit with Administrative Agent of such additional funds which Administrative Agent reasonably determines are needed to pay all costs of the repair or restoration (or, in lieu thereof, the delivery of a completion guaranty from Guarantor, in form and substance reasonably satisfactory to Administrative Agent), (ii) the establishment of an arrangement for lien releases and disbursement of funds reasonably acceptable to Administrative Agent, (iii) the delivery to Administrative Agent of plans and specifications for the repair or restoration, a contract for the repair or restoration with a contractor, a cost breakdown for the work and payment and performance bonds for the work, all of which shall be subject to approval by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) and (iv) the delivery to Administrative Agent of evidence acceptable to Administrative Agent (A) that, other than such casualty or condemnation, there has been no material adverse change in the financial condition or credit of Borrower or Guarantor since the Effective Date, (B) that the work will be completed on or before the date that is six (6) months prior to the Maturity Date and (C) of the satisfaction of any additional conditions that Administrative Agent may reasonably establish. Borrower acknowledges that the conditions described above are reasonable.

(c) In the event (i) of the condemnation of an entire Property or a portion thereof such that restoration of such Property to a condition substantially equivalent to its condition prior to the condemnation is not reasonably practicable or (ii) there shall occur a material casualty to a Property and the same is not insured or the proceeds of insurance are insufficient to restore the Property (and, in such case (if applicable), Borrower does not satisfy the conditions set forth in Section 7.9(b)(i)), Borrower shall pay to Administrative Agent, within ten (10) days of demand therefor by Administrative Agent at the direction of the Required Lenders, a principal payment of the Loan in an amount equal to the Release Price for such Property (determined as if such Property were to be released at the time of such payment) and, provided no Default has occurred that is continuing, shall receive a release of such Property from its Deed of Trust upon such payment.

7.10 REQUIRED NOTICES. Borrower covenants and agrees to notify Administrative Agent, within five (5) Business Days from the occurrence of any event known to Borrower (or the receipt of any notice by Borrower) that could have a material adverse effect on Borrower or any other Loan Party or any Property (or any portion thereof), including, but not limited to (a) the occurrence of any material damage to any Property, (b) any notice regarding any material violation of any Law affecting Borrower or any other Loan Party or any Property or (c) exercise of rights or remedies under any Major Agreement or the occurrence of a condition that after the giving of notice, the passage of time or both, could constitute a default (by any party thereto) under any Major Agreement.

7.11 PERFORMANCE BY THIRD PARTIES. To the extent that any of the obligations of Borrower hereunder (or under any of the other Loan Documents) are obligations that need to be performed by (or with the assistance or cooperation of) Operating Lessee or any Manager, Borrower covenants and agrees (to the extent it has a right to do so under the applicable Management Agreement or Operating Lease) to cause the Manager or Operating Lessee to perform said obligations, provided, however, failure of the Manager or Operating Lessee to perform shall not relieve Borrower of its obligations hereunder or under any other Loan Document.

7.12 BANK ACCOUNTS. Neither Borrower nor Operating Lessee shall own or have any direct or indirect interest in any bank account other than the Account, the Replacement Reserve Accounts, the Borrower’s Operating Accounts, the Operating Lessee’s Operating Accounts and any other accounts identified in Schedule 7.12 hereto (collectively, the “Pledged Accounts”), all of which Pledged Accounts have been and shall at all times be pledged to Administrative Agent, for itself and for the benefit of the Lenders, pursuant to the Pledge Agreement.

7.13 OPERATING LEASES. Borrower shall timely perform all of its obligations, and cause the Operating Lessee to timely perform all of its obligations under the Operating Leases, and the same shall not be terminated, surrendered, amended, restated or otherwise modified without the prior consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.14 FURTHER ASSURANCES. Upon Administrative Agent’s request and at Borrower’s sole cost and expense, Borrower shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as determined by Administrative Agent in its reasonable judgment, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents.

7.15 ASSIGNMENT. Without the prior written consent of all Lenders, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower acknowledges that Lenders would not make this Loan except in reliance on Borrower’s (and Guarantor’s) expertise, reputation and prior experience in owning and operating hotels, Lenders’ knowledge of Borrower (and Guarantor), and Lenders’ understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lenders would rely on security which already exists.

7.16 REQUIREMENTS OF LAW. Borrower shall comply with all Requirements of Law and shall use commercially reasonable and good faith efforts to cause other Persons to comply with same in a timely manner. Without limitation of the foregoing, Borrower shall promptly apply for, and obtain not later than March 31, 2005, a Certificate of Nonconforming Use from the San Antonio Board of Adjustments with respect to the nonconforming setbacks and parking at the San Antonio Property.

7.17 SPECIAL COVENANTS; SINGLE PURPOSE ENTITY. Without the prior written consent of Administrative Agent or (in the case of clause (c)) the Requisite Lenders, which consents shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (a) make or permit any amendment to Borrower’s or Operating Lessee’s operating agreement or other organizational documents; (b) engage in, or permit Operating Lessee to engage in, any transaction with any affiliate of Borrower, Operating Lessee or Guarantor on other than fair market, arms’-length terms and conditions; (c) engage in, or permit Operating Lessee to engage in, any business other than the ownership, leasing and operation of the Properties; (d) directly or indirectly guaranty, or permit Operating Lessee to guaranty, the obligations of any Person other than Borrower and Operating Lessee; or (e) incur, or permit Operating Lessee to incur, any additional indebtedness or other material obligation, other than ordinary course obligations (excluding, however, any additional borrowed money other than unsecured loans from Guarantor that are fully subordinated to the Loan pursuant to a written agreement satisfactory to Administrative Agent) incurred in connection with Borrower’s (or Operating Lessee’s) permitted scope of business as referred to above; provided, however, that the consent of Requisite Lenders shall be required with respect to any material amendment referred to in clause (a) of this Section 7.17.

7.18 LIMITATIONS ON DISTRIBUTIONS, ETC. Following the occurrence and during the continuance of a known monetary or other material Potential Default or any Default, Borrower shall not distribute any money or other property to any member of Borrower, whether in the form of earnings, income or other proceeds from any Property, nor shall Borrower repay any principal or interest on any loan or other advance made to Borrower by any member, nor shall Borrower loan or advance any funds to any such member.

7.19 COVENANTS WITH RESPECT TO GUARANTOR AND REIT.

(a) REIT Publicly Traded. The REIT shall at all times be a public-traded real estate investment trust in good standing with the New York Stock Exchange, the American Stock Exchange or NASDAQ.

(b) Principal Line of Business. The principal line of business of Guarantor and the REIT shall at all times be the ownership and leasing of hotel properties.

(c) Minimum Tangible Net Worth. Guarantor shall maintain, as of the last day of each calendar quarter, a Tangible Net Worth of not less than $250,000,000.

(d) REIT Shares. The REIT shall at all times maintain its status as a qualified real estate under Section 856 of the Code.

7.20 RENOVATIONS.

(a) San Antonio Property. Borrower shall complete, no later than June 30, 2005 (subject to extension as provided in Section 7.20(f) below), the Renovations of the San Antonio Property described in Exhibit G hereto.

(b) Mt. Laurel Property. Borrower shall complete, not later than June 30, 2006 (subject to extension as provided in Section 7.20(f) below), the Renovations of the Mt. Laurel Property described in Exhibit H hereto, and any Renovations required by Marriott in connection with the new License Agreement referred to in Section 7.7(b)

(c) Omaha Property. Borrower shall complete, within the time periods provided for in the Renovation Rider to the License Agreement for the Omaha Property as described in Exhibit I hereto (subject to extension as provided in Section 7.20(f) below), the Renovations provided for in such Renovation Rider.

(d) Performance of Work. The Renovations of the Properties provided for in Section 7.20(a), (b) and (c) above shall be performed at Borrower’s sole cost and expense, free of liens, in a good and workmanlike manner, and in compliance with applicable Laws and the requirements of the applicable Manager and Licensor. In the case of the Renovations of the San Antonio Property and the Mt. Laurel Property, Borrower shall, with reasonable promptness, notify Administrative Agent of Borrower’s determination or discovery of any material differences between the actual costs of any such Renovations and the budgets therefor set forth in Exhibits G or H (as applicable)

(e) Failure to Complete. If Borrower shall fail to complete the Renovations described in any of Section 7.20(a), (b) or (c) above within the appropriate time period specified therein (which time period shall be extended to the extent provided in Section 7.20(f) below), Borrower shall, within ten (10) days after demand by Administrative Agent, deposit in a cash collateral account, pledged to Administrative Agent as Collateral for the Loan and under the sole dominion and control of Administrative Agent, a sum equal to the greater of (i) the budgeted amount for such Renovations, less the actual expenditures to date or (ii) the costs required to complete the applicable Renovations as reasonably estimated by Administrative Agent. As long as no Default has occurred that is continuing, Administrative Agent will, upon Borrower’s written request from time to time (but not more frequently than once per calendar month), advance sums held in such cash collateral account to pay the costs of such Renovations in amounts then payable as certified by Borrower.

(f) Force Majeure. The time periods for completion of the Renovations under Section 7.20(a), (b) or (c) above shall be extended to the extent delayed by the action, inaction, or purported action of any Governmental Authority, war, rebellion, insurrection, strike, lock-out, boycott or blockade, any Act of God or other cause or event beyond Borrower’s reasonable control (specifically excluding, however, the lack of available funds), provided, however, that (i) Borrower shall promptly notify Administrative Agent of the nature and extent of any such delay, (ii) the delays with respect to the Renovations of any Property shall not exceed ninety (90) days in the aggregate unless otherwise approved in writing by Administrative Agent and (iii) in no event may the completion of the Renovations of the Omaha Property be delayed except to the extent permitted under the License Agreement therefor.

7.21 PROPERTY LEASES. Borrower shall perform its obligations under the Property Leases in accordance with the terms and provisions thereof. Borrower shall not cause or permit (a) the amendment or other modification of either Property Lease without the prior written approval of Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), or (b) the termination of either Property Lease without the prior written approval of all Lenders. Borrower shall promptly give notice to Administrative Agent of any event or occurrence that, with notice or passage of time or both, would constitute an event of default under either Property Lease and shall promptly furnish to Administrative Agent a copy of any notice given or received by Borrower pursuant to either Property Lease alleging any breach or default by either party thereunder.

7.22 SAVANNAH PROPERTY. Neither Borrower nor Guarantor shall enter into the Lease (as defined in the Savannah Agreement) without the prior written approval of Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 8. REPORTING COVENANTS

8.1 FINANCIAL INFORMATION. Borrower shall furnish (or cause to be furnished) to Administrative Agent, the following financial statements at the following times:

(a) Within twenty-five (25) days after the end of each calendar quarter, an operating statement for each Property for the preceding calendar quarter (prepared in accordance with GAAP), certified as true, correct and complete by an authorized financial officer of the Borrower, together with: (i) a comparison of the results for such quarter with (A) the projections for such quarter contained in the budget and business plan and (B) the actual results for the same calendar quarter in the immediately preceding calendar year; (ii) an operating statement for the twelve-month period ending with such quarter, together with a comparison of such operating statement with (A) the projections for such twelve-month period contained in the budget and business plan and (B) the actual results for the twelve-month period ending with the same calendar quarter in the immediately preceding calendar year; (iii) an operating statement showing year-to-date results for the period ending with such quarter, together with a comparison of such operating statement with (A) the projections for such year-to-date period contained in the budget and business plan and (B) the actual results for the year-to-date period ending with the same calendar quarter in the immediately preceding calendar year; (iv) the most recent Smith Travel Research STAR report for each Property (showing such Property together with such Property’s primary competitive set), the Borrower hereby agreeing to participate in and subscribe to such report; (v) if prepared by Borrower, Operating Lessee or Manager, budget reforecasts (showing year-to-date actual results and the forecast for the remainder of the year); and (vi) a statement of the amount of deposits into and withdrawals from the Replacement Reserve Accounts for such quarter. The quarterly operating statement and the items referred to in clauses (i), (ii) and (iii) shall include, for the applicable periods, a breakdown of sales, revenues and operating expenses, the calculation of house profit, average daily room rate, average occupancy, and revenue per available room.

(b) Within 90 days of the end of each fiscal year, profit and loss operating statements for such fiscal year and budgets for the current fiscal year for each property owned by the REIT or Guarantor or any of their subsidiaries.

(c) Within 45 days of the end of each calendar quarter, a certificate of an authorized financial officer of the REIT for itself and as general partner of Guarantor that the REIT continues to be qualified as a real estate investment trust as defined under Section 856 of the Code, and demonstrating compliance with the financial covenant set forth in Section 7.19(c).

(d) As soon as available, and in any event within 90 days after the close of each fiscal year of the REIT, a consolidated balance sheet and income statement of the REIT and its Subsidiaries, as of the end of such fiscal year, together with a related consolidated statement of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, audited by independent certified public accountants of recognized national standing reasonably acceptable to Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP and shall not be limited as to the scope of the audit or qualified in any manner, except for qualifications resulting from changes in GAAP and required or approved by the REIT’s independent certified public accountants.

(e) As soon as available, and in any event within 45 days after the close of each fiscal quarter of such fiscal year of the REIT, a consolidated balance sheet and income statement of the REIT and its Subsidiaries, as of the end of such quarter, together with a related consolidated statement of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, accompanied by a certificate of an authorized financial officer of the REIT to the effect that such consolidated and consolidating statements are true and correct and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(f) Within thirty (30) days after each DSC Test Date, a certificate of an authorized officer of Borrower in the form attached hereto as Exhibit J.

(g) Within thirty (30) days of receipt of same by Borrower or Operating Lessee, copies of all material reports of any Manager or Licensor with respect to any Property.

(h) Such other financial information and reports with respect to Borrower, the Properties, Guarantor and the REIT as Administrative Agent or any Lender may from time to time reasonably require.

All of the foregoing financial statements, certificates and reports shall be in form and detail reasonably acceptable to Administrative Agent.

8.2 BUDGETS. On or before December 31 of each year, Borrower shall provide Administrative Agent with an operating budget, capital budget and business plan for each Property, for the immediately following calendar year prepared in accordance with the Uniform

System. All operating budgets and business plans (including, without limitation, any budgets delivered pursuant to the Management Agreements) shall be subject to Administrative Agent’s prior written approval (to the extent that the Borrower or Operating Lessee has rights of approval under the applicable Management Agreement), which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and provisions contained in the Management Agreement, Borrower covenants and agrees to operate each Property, or to cause the Operating Lessee and Manager to operate such Property, substantially in accordance with the applicable budget and business plan.

8.3 BOOKS AND RECORDS. Borrower shall maintain, or cause the Operating Lessee to maintain, complete books of account and other records for each Property, and the same shall be available for inspection and copying by Administrative Agent at reasonable times and upon reasonable prior notice.

8.4 KNOWLEDGE OF DEFAULT; ETC. Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent the occurrence of any Default or Potential Default. In the case of any Potential Default, such notice shall include, as applicable, the affirmative steps which Borrower has taken or intends to take during the applicable cure period in order to avoid the occurrence of a Default with respect to the subject event, circumstance or condition.

8.5 LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION. Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or threat of, any material proceeding against or affecting Borrower, Guarantor or any Property, including any eminent domain or other condemnation proceedings affecting any Property, or (ii) any material development in any proceeding already disclosed, which, in either case, has a material adverse effect on Borrower, Guarantor or any Property, which notice shall contain such information as may be reasonably available to Borrower to enable Administrative Agent and its counsel to evaluate such matters.

8.6 ENVIRONMENTAL NOTICES. Borrower shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrower’s learning thereof, of any notice required pursuant to Section 6.2(c).

8.7 CERTIFICATE OF BORROWER. Together with each delivery of the certificate provided for in Section 8.1(f), Borrower shall provide the certificate of its chief financial officer or other authorized signatory that such person has reviewed the terms of this Agreement and the other Loan Documents, and has made a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such financial statements or certificate, and that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default or a Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

ARTICLE 9. DEFAULTS AND REMEDIES

9.1 DEFAULT.

The occurrence of any one or more of the following shall constitute an event of default (hereinafter, “Default”) under this Agreement and the other Loan Documents:

(a) Monetary. Borrower’s failure to pay any sums payable under the Notes or under any of the other Loan Documents (i) at maturity (by acceleration or otherwise) or (ii) within ten (10) days after any earlier date on which the same is due; or

(b) Performance of Obligations. The failure of any Loan Party within thirty (30) days after written notice to cure any non-monetary default hereunder (or under any other Loan Document) for which no other grace period is specifically provided herein or therein; provided, however, that: (i) if such default is not susceptible of cure within such thirty (30) day period, such thirty (30) day period shall be extended to a ninety (90) day period, but only if (A) such Loan Party shall commence such cure within such thirty (30) day period and shall thereafter prosecute such cure to completion, diligently and without delay, and (B) no other Default or Potential Default shall have occurred; and (ii) the grace period provided in this section shall in no event apply to any default relating to (A) maintaining the insurance required hereunder, (B) the payment of money to any Person, (C) the fraudulent or intentional misapplication of any funds (including, but not limited to, insurance and condemnation proceeds, rents and other revenues received by Borrower), (D) Sections 9.1(c) through 9.1(n) of this Agreement or (E) any other Default for which this Agreement or the applicable Loan Document specifically provides that no period of grace shall be applicable; or

(c) Use. Subject to the provisions of Section 7.9, the prohibition, enjoining or interruption of Borrower’s or any Operating Lessee’s right to occupy, operate, use or rent any Property for a continuous period of more than thirty (30) days; or

(d) Liens, Attachment. (i) The recording of any claim of Lien against any Property or the service on Administrative Agent or any Lender of any bonded stop notice relating to the Loan and the continuance of such claim of Lien or bonded stop notice for thirty (30) days without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Administrative Agent; or (ii) the sequestration or attachment of, or any levy or execution upon any of any Property, any other collateral provided by Borrower under any of the Loan Documents, any monies in any Pledge Account, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby; or

(e) Representations and Warranties. The material breach of any representation or warranty of any Loan Party in any of the Loan Documents; or

(f) Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s insolvency; (iii) a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

(g) Involuntary Bankruptcy. The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or in any way restrains or limits Borrower, Administrative Agent or Lenders regarding the Loan, the Property or the Improvements, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or sixty (60) days after the date of filing of such involuntary petition; or

(h) Partners; Guarantors. The occurrence of any of the events specified in Section 9.1(f) or Section 9.1(g) as to Guarantor or any other Loan Party (other than Borrower); or

(i) Encumbrances; Change in Control. If all or any portion of any direct or indirect interest in Borrower or Operating Lessee (excluding (A) partnership interests in Guarantor owned by any Person other than the REIT and (B) stock in the REIT) is pledged, hypothecated or encumbered or any Change in Control occurs, all whether voluntarily, involuntarily, by operation of law or otherwise; or

(j) Loss of Priority. The failure at any time of any Deed of Trust to be a valid first lien upon the applicable Property or any portion thereof (subject to Permitted Liens), other than as a result of any release or reconveyance of such Deed of Trust with respect to all or any portion of any Property pursuant to the terms and conditions of this Agreement; or

(k) Management Agreements and License Agreements. (i) If at any time any Management Agreement or License Agreement is terminated without Administrative Agent’s prior written consent (except as provided in Section 7.7(c)); or (ii) a default under any Management Agreement or License Agreement is not cured within the applicable cure period thereunder; or

(l) Due on Sale. If at any time there occurs a conveyance, transfer, sale or other disposition of any Property (or any portion thereof), whether voluntarily, involuntarily, by operation of law or otherwise; or

(m) Property Lease. If at any time (i) either Property Lease is modified, surrendered or terminated in violation of this Agreement or (ii) a default by Borrower or the landlord shall occur under either Property Lease that is not cured within the applicable cure period thereunder; or

(n) Additional Defaults. If at any time there is a violation of Section 7.6(c), 7.7(a), 7.12, 7.15, 7.18 or 7.19 of this Agreement.

9.2 ACCELERATION UPON DEFAULT; REMEDIES.

(a) Upon the occurrence of any Default specified in Section 9.1(f) or (g), all sums owing to Lenders and Administrative Agent under the Notes, this Agreement and the other Loan Documents shall be immediately due and payable and all Commitments shall terminate. Upon the occurrence of any other Default specified in this Article 9, Administrative Agent may, and upon the direction of the Requisite Lenders shall, declare all sums owing to Lenders and Administrative Agent under the Notes, this Agreement and the other Loan Documents immediately due and payable and all Commitments shall terminate.

(b) Any principal amount repaid may not be reborrowed. Except as otherwise provided in any Loan Document, Borrower waives: grace; presentment; demand; notice of dishonor; notice of default or delinquency; notice of intent to accelerate; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of late charges; and diligence in taking any action to collect any sums owing under the Notes or in proceeding against any of the rights or interests in or to properties securing payment of the Notes. Upon any such acceleration, Administrative Agent may, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity (but subject to the terms and provisions contained in the Manager’s Subordination Agreements), charge, set-off and otherwise apply all or any part of the funds on deposit in any of the Pledged Accounts against the obligations of Borrower under the Loan Documents.

9.3 DISBURSEMENTS TO THIRD PARTIES. Administrative Agent may from time to time, before or after the occurrence of a Default, make such disbursements and advances pursuant to the Loan Documents which Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Properties or other Collateral to enhance the likelihood or maximize the amount of repayment of the Liabilities (“Protective Advances”). Borrower agrees to pay Administrative Agent, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the rate set forth in the Notes from the date of the disbursement of such Protective Advances until the outstanding principal balance thereof is paid in full. Upon the making of a Protective Advance, Administrative Agent shall be subrogated to any and all rights, equal or superior titles, equities, owned or claimed by any owner or holder of said outstanding Indebtedness, however remote, regardless of whether said Indebtedness are acquired by assignment or have been released of record by the holder thereof upon payment. All Protective Advances advanced under this Section 9.3 shall be fully secured by the Loan Documents.

9.4 REPAYMENT OF FUNDS ADVANCED. Any funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be Liabilities secured by the Properties and other collateral under the Loan Documents, payable to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Notes from the date the funds were expended.

9.5 RIGHTS CUMULATIVE, NO WAIVER. All of Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents,

together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent and Lenders at any time and from time to time. Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Administrative Agent and Lenders under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

ARTICLE 10. ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

10.1 APPOINTMENT AND AUTHORIZATION.

(a) Each Lender hereby irrevocably appoints and authorizes Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and Other Related Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs Administrative Agent to enter into the Loan Documents and Other Related Documents for the benefit of the Lenders.

(b) Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement, the Loan Documents or the Other Related Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c) Nothing herein shall be construed to deem Administrative Agent a trustee or fiduciary for any Lender or to impose on Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents or Other Related Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to Administrative Agent pursuant to Article 8. Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

(e) As to any matters not expressly provided for by the Loan Documents and Other Related Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law. Not in limitation of the foregoing, Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Potential Default or Default unless the Requisite Lenders have directed Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement, the other Loan Documents, or the Other Related Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

10.2 WELLS FARGO AS LENDER. Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

10.3 LOAN DISBURSEMENTS.

(a) Each Lender (or, in the case of any Loan Increase, each Additional Lender) shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s (or Additional Lender’s) Pro Rata Share of such disbursement in immediately available funds not later than the times designated in Section 10.3(b). Unless Administrative Agent shall have been notified by any Lender not later than the close of business (Pacific time) on the Business Day immediately preceding the Funding Date in respect of any disbursement that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent. If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such disbursement. If Administrative Agent funds to Borrower such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement. Nothing in this Section 10.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

(b) Requests by Administrative Agent for funding by Lenders of disbursements will be made by telecopy. Each Lender (or, in the case of any Loan Increase, each Additional Lender) shall make the amount of its disbursement available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in El Segundo, California (to such bank and account in such other place) as Administrative Agent may designate, not later than 9:00 A.M. (Pacific time) on the Funding Date designated by Administrative Agent with respect to such disbursement, but in no event earlier than two (2) Business Days following Lender’s receipt of the applicable request for an advance of the Loan.

(c) Nothing in this Section 10.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on any Funding Date, nor shall Administrative Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

10.4 DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS.

(a) Subject to Section 10.4(b) below, payments actually received by Administrative Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within one (1) Business Day, provided that Administrative Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Rate and (ii) the rate of interest applicable to the Loan, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to Lenders. All payments of principal, interest, and other payments under the Loan Documents or Other Related Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Loan or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender. Administrative Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement or Loan Increase Supplement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Administrative Agent for the account of Lenders shall not constitute property or assets of Administrative Agent and shall be held by Administrative Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents and the Other Related Documents.

(b) Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other applicable Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. Administrative Agent shall be entitled to (A) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (B) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all liabilities and costs, plus interest thereon at the Alternate Rate, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

10.5 PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective Commitments; and (c) each payment of interest on the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

10.6 SHARING OF PAYMENTS, ETC. Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower or Guarantor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.6 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

10.7 COLLATERAL MATTERS; PROTECTIVE ADVANCES.

(a) Each Lender hereby authorizes Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral, Loan Documents or Other Related

Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents or Other Related Documents.

(b) The Lenders hereby authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of obligations of Borrower hereunder; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document (including Sections 2.14, 6.2(e) and 7.9(e) hereof) and (iii) otherwise only with the approval of all Lenders. Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement or any other Loan Document, and upon at least five (5) Business Days’ prior written request by the Borrower, Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations of Borrower or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section or in any of the Loan Documents or Other Related Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e) Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for,

Protective Advances during any one calendar year with respect to any Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $50,000 for other expenditures to protect the Collateral. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

(f) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder under the Loan Documents or the Other Related Documents with respect to exercising claims against or rights in the Collateral without the written consent of Requisite Lenders.

10.8 POST-FORECLOSURE PLANS. If all or any portion of the Collateral is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrower hereunder, the title to any such Collateral, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the ratable benefit of all Lenders. Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

10.9 APPROVALS OF LENDERS. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents or Other Related Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

10.10 NOTICE OF DEFAULTS. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to Administrative Agent such a “notice of default”. Further, if Administrative Agent receives such a “notice of default,” Administrative Agent shall give prompt notice thereof to the Lenders.

10.11 ADMINISTRATIVE AGENT’S RELIANCE, ETC. Notwithstanding any other provisions of this Agreement, any other Loan Documents or the Other Related Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither

Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or Other Related Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. Administrative Agent may execute any of its duties under the Loan Documents or Other Related Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.12 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Regardless of whether the transactions contemplated by this Agreement, the other Loan Documents and Other Related Documents are consummated, each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents or Other Related Documents, any transaction contemplated hereby or thereby or any action taken or omitted by Administrative Agent under the Loan Documents and Other Related Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative

Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents and Other Related Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and Other Related Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents or Other Related Documents and the termination of this Agreement. If the Borrower shall reimburse Administrative Agent for any Indemnifiable Amount following payment by any Lender to Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

10.13 LENDER CREDIT DECISION, ETC. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or Affiliate, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties and other Persons, its review of the Loan Documents and the Other Related Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents or Other Related Documents. Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or Other Related Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent under this Agreement, any of the other Loan

Documents or Other Related Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to such Lender.

10.14 SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents and Other Related Documents by giving written notice thereof to the Lenders and the Borrower and shall resign if at any time any other Lender has a Commitment in a greater amount than the Commitment of the Administrative Agent. In addition, the Requisite Lenders may remove Administrative Agent in the event that the Administrative Agent commits gross negligence or willful misconduct in the performance of its duties thereunder. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Other Related Documents. After any Administrative Agent’s resignation hereunder or removal as Administrative Agent, the provisions of this Article 10 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents and the Other Related Documents. Notwithstanding anything contained herein to the contrary, Administrative Agent may assign its rights and duties under the Loan Documents and the Other Related Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

10.15 TITLED AGENTS. PNC Bank, National Association, in its capacity as Documentation Agent, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of the Loan, nor any duties as an agent hereunder for the Lenders. The title given to the Documentation Agent is solely honorific and implies no fiduciary responsibility on the part of the Documentation Agent to Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Documentation Agent any duties or obligations greater than those of any other

Lender or entitle the Documentation Agent to any rights other than those to which any other Lender is entitled.

10.16 NO SET-OFFS. Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of Borrower, whether or not located in California, could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of Borrower or any of its affiliates held by such Lender without the prior written approval of Administrative Agent and Requisite Lenders.

ARTICLE 11. MISCELLANEOUS PROVISIONS

11.1 INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY OR IMPROVEMENTS. BORROWER SHALL IMMEDIATELY PAY TO ADMINISTRATIVE AGENT OR SUCH LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE DEED OF TRUST.

11.2 FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents or Other Related Documents shall be subject to Administrative Agent’s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.

11.3 NO THIRD PARTIES BENEFITED. No person other than Administrative Agent, Lenders and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents or Other Related Documents.

11.4 NOTICES. All notices, demands, or other communications under this Agreement, the other Loan Documents or the Other Related Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement and as specified in Exhibit D (subject to change from time to time by written notice to all other parties to this Agreement). Notices shall be considered as properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, Federal Express or other overnight delivery service, or by delivering same in person to the intended addressee. Notice so mailed shall be effective on the earlier of its receipt or three (3) Business Days after its deposit; notice given in any other manner shall be effective only if and when received by the addressee; provided, however, that non-receipt of any notice as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such notice. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of fifteen (15) Business Days’ prior notice to the other parties in the manner set forth hereinabove.

11.5 ATTORNEY-IN-FACT. Borrower hereby irrevocably appoints and authorizes Administrative Agent, as Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems appropriate to confirm or perfect any lien or security interest intended to be granted under any of the Loan Documents.

11.6 ACTIONS. Borrower agrees that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders or Borrower under the Loan Documents or Other Related Documents, may commence, appear in or defend any action or proceeding purporting to affect any Property, the Loan Documents or the Other Related Documents and Borrower shall immediately reimburse Administrative Agent or such Lender upon demand for all such reasonable expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, reasonable attorneys’ fees and expenses and court costs.

11.7 INTENTIONALLY OMITTED.

11.8 RELATIONSHIP OF PARTIES. The relationship of Borrower, Administrative Agent and Lenders under the Loan Documents and Other Related Documents is, and shall at all times remain, solely that of borrower and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or to any third party with respect to any Property, except as expressly provided in this Agreement, the other Loan Documents and the Other Related Documents.

11.9 DELAY OUTSIDE LENDER’S CONTROL. No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s reasonable control (specifically excluding, however, the lack of available funds).

11.10 ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents or Other Related Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any reasonable fees and expenses incurred in any bankruptcy proceeding of the Borrower, then Borrower shall immediately pay to Administrative Agent or such Lender, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan.

11.11 IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Administrative Agent or any Lender shall be payable only in United States Dollars, immediately available funds.

11.12 AMENDMENTS AND WAIVERS.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and Administrative Agent) may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.6(c), up to a maximum of twice per calendar year.

(b) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or Administrative Agent at the written direction of the Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 11.13) or subject the Lenders to any additional obligations (except, in each case, for any Additional Commitment of a Lender pursuant to a Loan Increase Supplement);

(ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;

(iii) reduce the amount of any fees payable to the Lenders hereunder (except that any change in fees payable to the Administrative Agent for its own account shall not require the consent of any Lender other than Administrative Agent);

(iv) postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor;

(v) change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 11.13 or pursuant to a Loan Increase Supplement);

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under a Guaranty;

(ix) waive a Default or Event of Default under Section 9.1(a);

(x) release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, Section 10.7; or

(xi) effect any change, approval or waiver that specifically requires the consent of all Lenders under this Agreement (including Sections 7.15, 7.21(b), 7.22 and 11.13(a)).

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Default occurring hereunder shall continue to exist until such time as such Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

11.13 SUCCESSORS AND ASSIGNS.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b) Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant” ) participating interests in its Commitment or the obligations owing to such Lender hereunder. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of it obligations hereunder, and the Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loan or a portion thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Assignments. Any Lender may with the prior written consent of Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Potential Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of any Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $10,000,000, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor

Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, Administrative Agent and the Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective Affiliates or subsidiaries.

(d) Tax Withholding. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish Administrative Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder. At all times each Lender shall own or beneficially own a Note, such Lender shall (i) promptly provide to Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Loan. If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender are required by the Internal Revenue Code.

(e) Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents and Other Related Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

(f) Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants but shall advise them that any such information that is not publicly available is confidential). In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

11.14 CERTAIN ALLOWED DISCLOSURES. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents or Other Related Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and Other Related Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents and Other Related Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

11.15 CAPITAL ADEQUACY.

(a) Borrower’s Obligation to Pay. If any Lender or any Participant or Assignee in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, such Participant or such Assignee, or any corporation controlling such Lender, such Participant or such Assignee, as a consequence of, or with reference to, such Lender’s, such Participant’s or such Assignee’s or such corporation’s commitments or its making or maintaining advances below the rate which such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee could have achieved but for such compliance (taking into account the policies of such Lender, such Participant or such Assignee or corporation with regard to capital), then (without duplication of any other obligation of Borrower under the Loan Documents) Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender, such Participant or such Assignee, pay to such Lender, such Participant or such Assignee additional amounts sufficient to compensate such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee to the extent that such Lender, such Participant or such Assignee determines such increase in capital is allocable to such Lender’s, such Participant’s or such Assignee’s obligations hereunder. A certificate as to such amounts, submitted to Borrower by such Lender, such Participant or such Assignee, shall be conclusive and binding for all purposes, absent manifest error.

(b) Replacement of Lender. If any Lender or any Participant or Assignee requests compensation under Section 11.15(a) that is not requested by other Lenders, Participants or Assignees, then, provided no Default has occurred that is continuing Borrower may, at its sole expense and effort, upon notice to the applicable Lender or Assignee (or the Lender that has entered into the Participation Agreement with such Participant) and to the Administrative Agent (i) require the Lender or Assignee requesting such compensation to assign and delegate, without recourse, in accordance with and subject to the limitations contained in Section 11.13(c) (except that either Borrower or the Eligible Assignee to which such assignment shall be made shall pay the fee provided for therein) its rights and obligations hereunder to an Eligible Assignee approved by Borrower and Administrative Agent (which approval shall not be unreasonably withheld) that shall assume such rights and obligations and shall pay (or cause to be paid) to such Lender or Assignee the outstanding principal amount of the Loan then held by it hereunder and all other obligations owing to it under the Loan Documents or (ii) in the case of a Participant requesting such compensation, require the Participant to assign and delegate (without recourse) its rights and obligations under its participant agreement to a replacement Participant approved by the Lender party to such participation agreement, which replacement Participant shall assume such rights and obligations and shall pay (or cause to be paid) to the assigning Participant the outstanding principal amount of its participation interest in the Loan and all other obligations owing to it by reason of such participation interest. A Lender or Assignee or Participant shall not be required to make such assignment and delegation if, prior thereto, such Lender, Participant or Assignee shall waive its claim for the compensation theretofore claimed.

11.16 LENDER’S AGENTS. Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement, any of the other Loan Documents and Other Related Documents. Any reference to Administrative Agent or any Lender in any of the Loan Documents or Other Related Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors. Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Administrative Agent or such Lender in reimbursement of such costs, as applicable.

11.17 EVIDENCE OF TAX PAYMENTS. Borrower shall provide to Administrative Agent, on or before the date when due, evidence of the payments in full of any taxes or assessments levied against any Property. If Borrower shall fail to furnish evidence of such payment, Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Property satisfactory to Administrative Agent.

11.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO

THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

11.19 SEVERABILITY. If any provision or obligation under this Agreement, the other Loan Documents or Other Related Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the Other Related Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents or Other Related Documents, provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectibility therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

11.20 TIME. Time is of the essence of each and every term of this Agreement.

11.21 HEADINGS. All article, section or other headings appearing in this Agreement, the other Loan Documents and Other Related Documents are for convenience of reference only and shall be disregarded in construing this Agreement, any of the other Loan Documents and Other Related Documents.

11.22 GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS. This Agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the District of Columbia except to the extent preempted by United States federal law. Administrative Agent or Lenders may bring any action or proceeding to enforce or arising out of this Agreement in any court of competent jurisdiction. If Administrative Agent or Lenders commence such an action in a court located in the District of Columbia, or the United States District Court for the District of Columbia, Borrower hereby agrees that it will submit and does hereby irrevocably submit to the personal jurisdiction of such courts and will not attempt to have such action dismissed, abated, or transferred on the ground of forum non conveniens or similar grounds; provided, however, that nothing contained herein shall prohibit Borrower from seeking, by appropriate motion, to remove an action brought in a District of Columbia court to the United States District Court for the District of Columbia. If such action is so removed, however, Borrower shall not seek to transfer to any other district any action which Administrative Agent or Lenders originally commence in such federal court. Any action or proceeding brought by Borrower arising out of this Agreement shall be brought solely in a court of competent jurisdiction located in the District of Columbia or in the United States District Court for the District of Columbia.

Borrower agrees that a summons and complaint or equivalent documents commencing an action or proceeding in any court shall be validly and properly served and shall confer personal jurisdiction over Borrower if served to Corporation Service Company, 1090 Vermont Ave. NW, Washington, DC 20005 or Carol Weld King, Esq., Hogan & Hartson L.L.P., 555 Thirteenth Street, NW, Washington, DC 20004, each of whom Borrower hereby designates and appoints as Borrower’s authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in such action or proceeding in any such court. Borrower shall be sent, by certified mail to Borrower’s notice address as provided herein, a copy of such summons and complaint at the time of service upon either of such agents; provided, however, that any such copy shall be sent solely as a courtesy to Borrower and its failure to receive such copy shall in no way affect the validity and propriety of the service made on Borrower through such agent. Borrower waives any objection which it may now or hereafter have to venue of any such action or proceeding and waives any right to seek removal of any action or proceeding commenced in accordance herewith. Borrower agrees that if it desires to make any change in its agents for service, such change shall be subject to Administrative Agent’s written approval, which approval shall not be unreasonably withheld.

11.23 USA PATRIOT ACT NOTICE. COMPLIANCE. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Administrative Agent may from time to time request, and Borrower shall provide to Administrative Agent, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent or any Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

11.24 INTEGRATION; INTERPRETATION. The Loan Documents and Other Related Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral, including without limitation any application, term sheet or commitment letter. The Loan Documents shall not be modified except by written instrument executed by all parties (except to the extent that this Agreement provides that the same may be modified by less than all of the Lenders). Any reference to the Loan Documents or Other Related Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent (or, to the extent this Agreement provides that the same require approval of the Requisite Lenders or all Lenders, by the Requisite Lenders or all Lenders (as applicable)) in writing.

11.25 JOINT AND SEVERAL LIABILITY.

(a) The liability of the parties identified as Borrower under this Agreement shall be joint and several.

(b) If and to the extent that a Borrower is or is deemed to be acting as a surety or guarantor for the other Borrower (as principal), each such Borrower that is or is deemed to be acting as a surety or guarantor for any other Borrower (as principal) hereby waives: (i) any defense based upon any legal disability or other defense of the principal, any other guarantor or other person, or by reason of the cessation or limitation of the liability of any principal from any cause other than full payment of the Loan and other obligations secured by the Loan Documents; (ii) any defense based upon any lack of authority of the officers, directors, partners, members or agents acting or purporting to act on behalf of any principal or any defect in the formation of any principal; (iii) any defense based upon the application by any principal of the proceeds of the Loan for purposes other than the purposes represented by such principal to Administrative Agent or Lenders or intended or understood by Administrative Agent or Lenders; (iv) any and all rights and defenses arising out of an election of remedies by Administrative Agent or Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed a surety’s or guarantor’s rights of subrogation and reimbursement against the principal; (v) any defense based upon Administrative Agent’s or Lenders’ failure to disclose to any surety or guarantor any information concerning any principal’s financial condition or any other circumstances bearing on any principal’s ability to pay all sums payable under the Notes or any of the other Loan Documents; (vi) any defense based upon any statute or rule of law which provides that the obligation of a surety or guarantor must be neither larger in amount nor in any other respects more burdensome than that of a principal; (vii) any right to require Administrative Agent or Lenders to proceed against a particular surety, guarantor or any other Person, to proceed against, apply or exhaust any security held in respect of such or any other Person for the Loan and other obligations secured by the Loan Documents owed by any Borrower hereunder; (viii) any defense arising by reason of the invalidity, illegality or lack of enforceability of any of the Loan Documents or by reason of any limitation, postponement or prohibition on Lender’s right to payment or performance of the Liabilities, or by reason of any act or omission by Lender or others which directly or indirectly results in the discharge or release of a Borrower or any other Person or any other obligations or any security therefor, whether by operation of law otherwise; (ix) any defense arising by reason of Administrative Agent’s or Lenders’ failure to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien upon any property of a Borrower or any other Person, or by reason of any interest of Administrative Agent or Lenders in any property, whether as owner thereof or the holder of a security interest therein or lien or other Encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by Administrative Agent or Lenders or any of them of any right to recourse or collateral; (x) any right to require Administrative Agent or Lenders to marshall any assets in favor of a surety or guarantor; (xi) any defense based upon any failure of Administrative Agent or Lenders to give any surety or guarantor notice of any sale or other disposition of or realization in respect of any property securing any or all of the Loan or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of or realization in respect of any such property or any failure of Administrative Agent or Lenders to comply with any provision of applicable law in enforcing any lien or security interest upon any such property, including any failure by Administrative Agent or Lenders to dispose of any such property in a commercially reasonable manner; (xii) any right of subrogation, any right to enforce any remedy which Administrative Agent or Lenders may have against any principal and any right to participate in, or benefit from, any security for the Loans now or hereafter held by Administrative Agent or Lenders; (xiii) presentment, demand, protest and notice of any kind; and (xiv) any and all rights and defenses that a surety or guarantor may have because the principal’s debt is secured by real property; this means, among other things, that: (A) Administrative Agent or Lenders may collect from a surety or guarantor without first foreclosing on any real or personal property collateral pledged by any principal; (B) if Administrative Agent or Lenders foreclose on any real property collateral pledged by a principal, then (1) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Administrative Agent or Lenders may collect from the surety or guarantor even if Administrative Agent or Lenders, by foreclosing on the real property collateral, has destroyed any right such surety or guarantor may have to collect from any principal.

11.26 COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

“BORROWER”
Borrower’s Address:

HH LC PORTFOLIO LLC, a Delaware limited liability company		c/o Highland Hospitality Corporation 8405 Greensboro Drive, Suite 500 McLean, VA 22102

By:	/s/ Tracy M.J. Colden	Attention:	General Counsel
	Tracy M.J. Colden Vice President	And

HH TEXAS HOTEL ASSOCIATES, L.P., a Delaware limited partnership		c/o Highland Hospitality Corporation 8405 Greensboro Drive, Suite 500 McLean, VA 22102

By: HHC TEXAS GP LLC, a Delaware limited liability company, its General Partner		Attention:	Chief Financial Officer

By:	/s/ Tracy M.J. Colden
Tracy M.J. Colden Vice President

“ADMINISTRATIVE AGENT”

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender		Administrative Agent’s Address:
By:	/s/ Mark F. Monahan	Wells Fargo Bank, N.A. c/o Real Estate Group 1750 H Street, NW, Suite 400
	Mark F. Monahan Vice President	Washington, D.C. 20006 Attention: Manager, Loan Administration Department

With a copy to:

Wells Fargo Bank, N.A. Real Estate Group 420 Montgomery Street, Sixth Floor San Francisco, CA 94111 Attention: Chief Credit Officer Real Estate Group

“LENDER”

PNC BANK, NATIONAL ASSOCIATION		Lender’s Address: PNC Bank, National Association 7200 Wisconsin Ave., Suite 314 Bethesda, MD 20814

By:	/s/ William R. Lynch III	Attention William Lynch
William R. Lynch III
	Senior Vice President	With a copy to:

PNC Bank, National Association One PNC Plaza P1-POPP-19-2 Pittsburgh, PA 15222 Attention: Real Estate Finance Loan Administration – Becky Sheerin

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